Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

ONE MADISON CORPORATION,

RACK HOLDINGS L.P.

and

RACK HOLDINGS INC.

Dated as of December 12, 2018

i

4.17	Insurance	37
4.18	Real Property; Assets	37
4.19	Environmental Matters	38
4.20	Absence of Changes	39
4.21	Affiliate Agreements	40
4.22	Intellectual Property	40
4.23	Permits	44
4.24	Customers and Vendors	44
4.25	Product Warranty and Product Liability	44
4.26	Economic Sanctions and Export Control	45
4.27	Solvency	45
4.28	Proxy Statement	45
4.29	No Additional Representations and Warranties	46

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		46

5.1	Corporate Organization	46
5.2	Due Authorization	46
5.3	No Conflict	47
5.4	Litigation and Proceedings	47
5.5	SEC Filings	47
5.6	Governmental Authorities; Consents	47
5.7	Financial Ability	47
5.8	Debt Financing	48
5.9	Forward Purchase Agreements	49
5.10	Equity Financing	49
5.11	Trust Account	49
5.12	Brokers’ Fees	52
5.13	Solvency; Company After Transactions	52
5.14	Affiliates	52
5.15	No Outside Reliance	52

Article VI COVENANTS OF SELLER and the Company		53

6.1	Conduct of Business	53
6.2	Inspection	57
6.3	HSR Act, Regulatory Approvals and Third Party Consents	57
6.4	Termination of Certain Agreements	58
6.5	Company Real Property Certificate	58
6.6	Nonsolicitation	58
6.7	Cooperation with Proxy Statement and SEC Filings	59
6.8	Release	60
6.9	Financing Cooperation	61
6.10	R&W Insurance Cooperation	64

Article VII COVENANTS OF Buyer		65

7.1	HSR Act and Regulatory Approvals	65
7.2	Indemnification and Insurance	67
7.3	Employment Matters	68
7.4	Nonsolicitation	69
7.5	Proxy Statement	70
7.6	Buyer Shareholders Meeting	71
7.7	Debt Financing	71
7.8	Forward Purchase Agreements.	74
7.9	Equity Financing	74
7.10	Trust Account	75
7.11	Voting Agreement	75

Article VIII JOINT COVENANTS		75

8.1	Support of Transaction	75
8.2	Tax Matters	76
8.3	Notification	77

Article IX CONDITIONS TO OBLIGATIONS		77

9.1	Conditions to Obligations to Consummate Transactions	77
9.2	Conditions to Obligations of Buyer	78
9.3	Conditions to the Obligations of Seller	79

Article X TERMINATION/EFFECTIVENESS		79

10.1	Termination	79
10.2	Effect of Termination	80

Article XI MISCELLANEOUS		81

11.1	Survival	81
11.2	Waiver	81
11.3	Notices	81
11.4	Assignment	82
11.5	Rights of Third Parties	83
11.6	Expenses	83
11.7	Governing Law	83
11.8	Captions; Counterparts	84
11.9	Schedules and Annexes	84
11.10	Entire Agreement	84
11.11	Amendments	84
11.12	Publicity	85
11.13	Severability	85
11.14	Jurisdiction; WAIVER OF TRIAL BY JURY	85
11.15	Enforcement	86
11.16	Non-Recourse	87
11.17	Acknowledgement and Waiver	88
11.18	Trust Account Waiver	89

Schedules
Schedule 1.1(a)	Cash and Cash Equivalents
Schedule 1.1(b)	Leased Real Property
Schedule 1.1(c)	Net Working Capital
Schedule 1.1(d)	Permitted Liens
Schedule 4.1	Jurisdictions
Schedule 4.2(a)	Subsidiaries
Schedule 4.2(b)	Subsidiary Jurisdictions
Schedule 4.4	No Conflict
Schedule 4.5	Governmental Authorities; Consents
Schedule 4.6(a)	Capitalization
Schedule 4.6(b)	Other Equity or Equity-Linked Interests
Schedule 4.6(c)	Capital Stock of Subsidiaries
Schedule 4.7	Financial Statements
Schedule 4.7(a)	Off-Balance Sheet Arrangements
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Litigation and Proceedings
Schedule 4.11(a)	Compliance with Laws
Schedule 4.12(a)	Contracts
Schedule 4.12(b)	No Contract Defaults
Schedule 4.12(c)	Deviations from the Company Exclusivity Provisions
Schedule 4.13(a)	Company Benefit Plans
Schedule 4.13(h)	Transaction Payments
Schedule 4.14(a)	Labor Matters
Schedule 4.15	Tax Matters
Schedule 4.16	Brokers’ Fees
Schedule 4.17(a)	Insurance
Schedule 4.17(b)	Loss Runs
Schedule 4.18	Owned Real Property
Schedule 4.19	Environmental Matters
Schedule 4.20	Absence of Changes
Schedule 4.21	Affiliate Agreements
Schedule 4.22(a)	Registered Intellectual Property
Schedule 4.22(b)	Assignments of Registered Intellectual Property
Schedule 4.22(e)	Offers to License Company under Third Party IP
Schedule 4.22(f)	Infringement by Third Parties
Schedule 4.24(a)	Customers and Vendors
Schedule 4.24(b)	Change in Customers and Vendors
Schedule 4.25	Product Warranty and Product Liability
Schedule 5.3	No Conflict
Schedule 5.6	Government Authorities; Consents
Schedule 5.10	Equity Financing
Schedule 5.11	Transaction Fees
Schedule 5.12	Brokers’ Fees
Schedule 6.1	Conduct of Business
Schedule 6.3(d)	Third Party Consents
Schedule 6.4	Continuing Affiliate Agreements
Schedule 6.7(e)	Required Financial Statements
Schedule 9.1	Consents and Approvals

Annexes

Annex A – FIRPTA Certificate

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of December 12, 2018, is entered into by and among One Madison Corporation, a Cayman Islands exempted company (“Buyer”), Rack Holdings L.P., a Delaware limited partnership (“Seller”), and Rack Holdings Inc., a Delaware corporation (“Company”). The signatories to this Agreement are collectively referred as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller owns 995 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, which shares constitute all of the issued and outstanding shares of Common Stock (collectively, the “Shares”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2016 Tax Refund” means any refund of U.S. federal Income Taxes for the Company’s or any of its Subsidiaries’ 2016 taxable year (but excluding any refund arising as a result of a tax asset generated in a taxable year (or portion thereof) ending after the Closing Date).

“280G Stockholder Vote” has the meaning specified in Section 7.3(d).

“Action” means any claim, action, audit, litigation, suit, assessment, arbitration, mediation or inquiry, or any other proceeding or investigation, in each case that is by or before any Governmental Authority.

“Adjustment Amount” means the sum (which may be positive or negative) of (i) the sum of Closing Date Net Working Capital (as finally determined in accordance with Section 2.5(b)) minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Debt minus Closing Date Debt (as finally determined in accordance with Section 2.5(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 2.5(b)), minus Estimated Closing Date Cash.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, however, that none of SFT (Delaware) Management, LLC, JS Capital, LLC, Soros Capital LP, Soros Capital LLC, BSOF Master Fund L.P. or BSOF Master Fund II L.P. shall be deemed to be an Affiliate of Buyer. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Agreement” has the meaning specified in Section 4.21.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Associate” has the meaning specified in Section 5.14.

“Audited Financial Statements” has the meaning specified in Section 4.7.

“Base Consideration” means $950,000,000.

“BSOF Entities” means BSOF Master Fund L.P., a Cayman Islands exempted limited partnership, and BSOF Master Fund II L.P., a Cayman Islands exempted limited partnership. “Business Combination” has the meaning specified in the Buyer Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer 2017 Form 10-K” means Buyer’s annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 29, 2018.

“Buyer Articles of Association” means Buyer’s amended and restated memorandum and articles of association, dated January 9, 2018.

“Buyer Class A Common Shares” means the class A common shares, par value $0.0001 per share, of Buyer.

“Buyer Class A Redemption” means the right of the holders of Buyer Class A Common Shares to redeem all or a portion of their Buyer Class A Common Shares in connection with the initial Business Combination pursuant to the Buyer Articles of Association, for a per share redemption price in cash equal to (i) the aggregate amount then on deposit in the Trust Account, including interest and net of taxes payable, divided by (ii) the number of then-outstanding Buyer Class A Common Shares.

“Buyer Class B Common Shares” means the class B common shares, par value $0.0001 per share, of Buyer.

“Buyer Cure Period” has the meaning specified in Section 10.1(c).

“Buyer Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC by Buyer. All Buyer Reports shall be deemed to have been provided, furnished, delivered and made available to Seller and the Company for all purposes hereunder.

“Buyer Shareholders Approval” means the due approval of the Transaction Proposals by a majority of the votes cast by holders of the outstanding Buyer Voting Shares at the Buyer Shareholders Meeting.

“Buyer Shareholders Meeting” has the meaning specified in Section 7.6.

“Buyer Shares” means the Buyer Class A Common Shares, the Buyer Class B Common Shares and each other class of shares of Buyer that may be outstanding from time to time.

“Buyer Voting Shares” means the Buyer Class A Common Shares, the Buyer Class B Common Shares and any other Buyer Shares that are also generally entitled to vote on matters properly brought before the shareholders of Buyer.

“Cash and Cash Equivalents” of the Company and its Subsidiaries as of any date of reference means the cash and cash equivalents and marketable securities (to the extent constituting cash equivalents under GAAP) held by such Person, calculated in accordance with GAAP (including adding outstanding inbound checks, drafts and wires and subtracting outstanding outbound checks, drafts and wires)to the extent such amounts do not constitute Restricted Cash (provided, however, Cash and Cash Equivalents shall (x) include refundable deposits made in connection with certain legal proceedings outside of the United States described in Schedule 1.1(a), (y) be reduced by an amount equal to any 2016 Tax Refund received by the Company or its Subsidiaries prior to the Closing and (z) include the total amount of Loan Receivables specified, and defined, in Schedule 6.1(4)(c)); taking into account, for any such Cash and Cash Equivalents not in U.S. dollars, the exchange rate, as reported in the Wall Street Journal on the Business Day prior to such date of reference, to convert such cash and cash equivalents from such other currency to U.S. dollars.

“Closing” has the meaning specified in Section 2.2.

“Closing Cash Consideration” means (i) Base Consideration, plus (ii) Estimated Net Working Capital Adjustment Amount, less (iii) Estimated Closing Date Debt, plus (iv) Estimated Closing Date Cash; such Closing Cash Consideration will be subject to further adjustment after Closing pursuant to Section 2.5.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Date Amounts” has the meaning specified in Section 2.5(a).

“Closing Date Cash” has the meaning specified in Section 2.5(a).

“Closing Date Debt” has the meaning specified in Section 2.5(a).

“Closing Date Net Working Capital” has the meaning specified in Section 2.5(a).

“Closing Statement” has the meaning specified in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment.

“Common Stock” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Exclusivity Provision” has the meaning specified in Section 4.12(c).

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreements” has the meaning specified in Section 4.14(a).

“Company Non-Union Employee” has the meaning specified in Section 7.3(a).

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Continuing Employee” has the meaning set forth in Section 7.3(a).

“Continuing Obligations” means contingent obligations that expressly survive the termination of the Credit Documents for which no claim has been asserted or which is not then due and owing and which customarily survive the termination of similar indebtedness arrangements.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, licenses, sublicenses, subleases, conditional sales contracts, commitments, arrangements, undertakings, understandings and sales or purchase orders.

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Credit Documents” means the First Lien Credit Documents and the Second Lien Credit Documents.

“D&O Tail” has the meaning specified in Section 7.2(b).

“Damages” means all losses, damages and other reasonable and documented out-of-pocket costs and expenses.

“Debt” of the Company and its Subsidiaries as of any date means all obligations and other Liabilities of the Company and its Subsidiaries in respect of, without duplication, (i) borrowed money, including under the Credit Agreements, (ii) obligations evidenced by any note, bond, debenture, mortgage or other similar Contract or instrument, (iii) leases that have been, or should be in accordance with GAAP, recorded as capital leases (which, for the avoidance of doubt, shall not consider the impact of ASC 842), (iv) recourse or non-recourse factoring or similar arrangements, (v) net obligations in respect of interest rate, currency exchange, commodities or securities hedging arrangements or similar transactions (including in connection with terminating such arrangements or transactions), (vi) letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (vii) conditional sale or other title retention agreements, (viii) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to the Lien, (ix) the deferred purchase price of assets, property, goods or services, including all “earn-out” obligations (excluding the “earn-out” obligation (whether contingent or recorded on the balance sheet as a current or long-term liability) specified in Section 2.5 of the E3Neo Acquisition Agreement) and purchase price adjustment obligations (but excluding trade payables arising in the ordinary course of business and reflected in the calculation of Net Working Capital as of such date), (x) bonuses and deferred compensation, including any severance payments or similar Liabilities (including the employer portion of any payroll, employment or similar Taxes related thereto), in each case to the extent relating to the period prior to Closing and, for the avoidance of doubt, which are not included in Outstanding Company Expenses, (xi) Specified Current Taxes, (xii) all obligations of the type referred to in clauses (i) through (xi) of any Persons the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (xiii) all obligations of the type referred to in clauses (i) through (xii) of other Persons secured by any Lien on any property or asset of the Company or any of its Subsidiaries (whether or not such obligation is assumed by the Company or any of its Subsidiaries), (xiv) any Outstanding Company Expenses that are unpaid as of the Closing Date and (xv) owner expense reimbursement accruals and other payment obligations pursuant to the Management Agreement to the extent excluded from Net Working Capital; in each case, together with all accrued but unpaid interest thereon as of such date, and all penalties, breakage fees, premiums (including make-whole premiums), and other amounts paid or payable in the event that such obligation or other Liability is to be repaid or otherwise discharged as of such date of determination.

“Debt Commitment Letter” has the meaning specified in Section 5.8(a).

“Debt Financing” has the meaning specified in Section 5.8(a).

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide the Debt Financing, and the parties to any Debt Commitment Letter, joinder agreements, credit agreements or indentures related to any Debt Financing, together with their respective Affiliates and their and their respective Affiliates’ current or future general or limited partners, stockholders, managers, members, agents, officers, directors, employees, advisors, partners, members, managers, controlling persons and representatives and their respective successors and assigns.

“Debt Financing Subsidiary” means any wholly-owned Subsidiary of Buyer that is or may become a borrower in connection with the Debt Financing.

“DFS Provisions” has the meaning specified in Section 11.11.

“Determination Date” has the meaning specified in Section 2.5(b).

“E3Neo Acquisition Agreement” means the Share Purchase Agreement, by and among Ranpak BV, BOA Investissements SARL and the other parties named therein, dated February 8, 2017.

“Environmental Laws” means any and all applicable Laws, including common law, relating to pollution or the protection of the environment or occupational health and safety, including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Commitment Letters” has the meaning specified in Section 5.10(a).

“Equity Financing” has the meaning specified in Section 5.10(a).

“Equity Financing Sources” means JS Capital, LLC, Soros Capital LP, SFT (Delaware) Management, LLC and each other party providing Equity Financing pursuant to an Equity Commitment Letter dated as of the date hereof.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Date Cash” has the meaning specified in Section 2.4.

“Estimated Closing Date Debt” has the meaning specified in Section 2.4.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.4.

“Estimated Closing Statement” has the meaning specified in Section 2.4.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $22,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Statements” has the meaning specified in Section 4.7(a).

“Financing” has the meaning specified in Section 5.10(a).

“First Lien Credit Agreement” means that certain First Lien Credit and Guaranty Agreement, dated as of October 1, 2014 (as amended by that certain Amendment No. 1, dated as of May 15, 2015, and that certain Incremental Amendment No. 2, dated as of March 2, 2017, and as further amended, restated, amended and restated, supplemented or modified from time to time), among Ranpak Corp., Ranpak B.V., a private limited liability company incorporated under the laws of the Netherlands, the other persons from time to time party thereto as guarantors, each agent and lender from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“First Lien Credit Documents” means the First Lien Credit Agreement together with all Credit Documents (as defined in the First Lien Credit Agreement).

“Forward Purchase Agreements” has the meaning specified in Section 5.9(a).

“Forward Purchasers” has the meaning specified in Section 5.9(a).

“FP Financing” has the meaning specified in Section 5.9(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitrator of competent jurisdiction, tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, decision, verdict, determination or award, in each case, made, issued or entered by or with any Governmental Authority or arbitrator.

“Hazardous Material” means material, substance or waste that is listed, classified, characterized, regulated or defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, toxic mold, radioactive, lead paint, polychlorinated biphenyls, corrosive, reactive, flammable, ignitable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax (including any franchise tax) measured by reference to net income or profit.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Independent Accountant” has the meaning specified in Section 2.5(b).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority or any other Governmental Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means all intellectual property rights or proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including with respect to all: (i) inventions and discoveries, whether patentable or not, and patents and patent applications, including continuations, continuations-in-part, divisional, provisional and non-provisional applications and any patents issuing thereon and any reissues, reexaminations, revisions, renewals, substitutes and extensions of any of the foregoing; (ii) trademarks, service marks, service names, brand names, certification marks, collective marks, URLs, Internet domain names, social media identifiers or accounts, rights of publicity, logos, industrial designs, symbols, trade dress, trade names, corporate names, d/b/a’s and all other indicia of origin, all registrations, applications, renewals and extensions for the foregoing, and all adaptations, derivations and goodwill associated therewith and symbolized thereby; (iii) published and unpublished works of authorship, whether copyrightable or not (including with respect to Software, databases and other compilations of information), copyrights therein and thereto, and moral rights, registrations, applications, renewals, extensions, restorations and reversions of any of the foregoing; (iv) trade secrets, know-how (including rights in manufacturing and production processes and research and development information), confidential and proprietary information, including financial and marketing plans, pricing and cost information, designs, compositions, processes, procedures, techniques, ideas, research and development, data (including market data, reference data or identifiers), data collections, confidential source code, specifications, schematics, business methods, formulae, algorithms, drawings, prototypes, models, customer lists and supplier lists (collectively, “Trade Secrets”); (v) Software; (vi) registrations, applications for registration, renewals and extensions of any of the foregoing; and (vii) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, consent, release, co-existence or waiver under or with respect to any Intellectual Property.

“Interim Financial Statements” has the meaning specified in Section 4.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Assets” means computers, computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or purported to be owned by, licensed or leased, or purported to be licensed or leased, to, or used by or on behalf of the Company or any of its Subsidiaries.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property, as set forth on Schedule 1.1(b), leased by the Company or any of its Subsidiaries.

“Liability” has the meaning specified in Section 4.9.

“Lien” means any mortgage, deed, charge, option, deed of trust, pledge, hypothecation, right of first offer or refusal, easement, servitude, right-of-way, transfer restriction, encumbrance, security interest or other lien of any kind. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Management Agreement” means the Monitoring Fee Agreement, dated as of October 1, 2014, by and between Ranpak Corp., a corporation organized under the laws of Ohio, and Rhône Capital IV L.P., a Delaware limited partnership.

“Material Adverse Effect” means, with respect to the Company, any event, change, development, circumstance, state of facts or effect that has, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (c) the announcement of the transactions contemplated by this Agreement as a result of or relating to the identity of the Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the Company and its Subsidiaries, including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers or employees of the Company or any of its Subsidiaries, (d) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (e) the taking of any action required by Seller or the Company to be taken under this Agreement or which is taken with the prior written consent of Buyer, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or contributed to a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Material Contract” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Net Working Capital” means (without duplication), with respect to the Company and its Subsidiaries at any given time, the aggregate value (expressed as a positive or negative number) of the current assets of the Company and its Subsidiaries at such time minus the current liabilities of the Company and its Subsidiaries at such time, (x) in each case, determined on a consolidated basis, taking into account, for any such current assets and current liabilities subject to the definition hereof that are not denominated in U.S. dollars, the exchange rate, as reported in the Wall Street Journal on the Business Day prior to such date of reference, to convert such current assets or current liabilities, as applicable, from such other currency to U.S. dollars and (y) calculated in accordance with GAAP as reflected in the accounting practices, principles, policies, judgments and methodologies used in the calculation of Net Working Capital for the twelve months ended September 30, 2018 set forth on Schedule 1.1(c), which shall control in the event of any conflict; provided that Net Working Capital shall exclude (i) Cash and Cash Equivalents (and any amounts expressly excluded therefrom pursuant to clause (x) or (y) thereof), Outstanding Company Expenses and Debt, (ii) prepaid premiums made pursuant to the Seller’s RWI Policy, (iii) all Income Tax assets (whether current, deferred or otherwise), and all Income Tax liabilities (whether current, deferred or otherwise) and (iv) the “earn-out” obligation (whether contingent or recorded on the balance sheet as a current or long-term liability) specified in Section 2.5 of the E3Neo Acquisition Agreement).

“New or Amended Debt Commitment Letters” has the meaning specified in Section 7.7(e).

“Non-U.S. Benefit Plan” has the meaning specified in Section 4.13(a).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source definition (as promulgated by the Open Source Initiative) or the Free Software definition (as promulgated by the Free Software Foundation), in each case, as existing as of the date of this Agreement, or any substantially similar license, including any license approved by the Open Source Initiative and any Creative Commons License.

“Outstanding Company Expenses” means, in each case to the extent unpaid as of the close of business on the Business Day immediately preceding the Closing Date, (i) all costs, fees and expenses incurred by the Company or any of its Subsidiaries at or prior to the Closing, or in respect of any Contract or other arrangement entered into at or prior to the Closing, related to the transactions contemplated by this Agreement or any of the other Transaction Documents (and any other transactions with any Person, other than Buyer, involving a sale of the Company (whether by way of stock purchase, merger, asset sale or otherwise) that were considered as alternatives to the transactions contemplated hereby), whether payable prior to, at or after the Closing, including (A) costs, fees and expenses of investment bankers (including the brokers referred to in Section 4.16), attorneys, accountants and other consultants and advisors, (B) all retention, change of control, transaction or similar bonuses, compensation, and/or incentive payments incurred or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, plus the employer portion of any payroll, employment or similar Taxes related to the payments described in this clause (i)(B), (C) all costs, fees and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Affiliate Agreement, including the Management Agreement, and (D) any assignment, change in control or similar fees payable as a result of the execution of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) the portion of any Transfer Taxes borne by Seller under Section 8.2(a) and (iii) the D&O Tail premium. For the avoidance of doubt, Outstanding Company Expenses shall include any Outstanding Company Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Section 2.5), and any such post-Closing payments shall be payable net of any such Outstanding Company Expenses.

“Owned Real Property” has the meaning specified in Section 4.18(a).

“Party” or “Parties” has the meaning specified in the Preamble.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, filings, declarations, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet due and payable or that are being contested in good faith through appropriate Actions and for which reserves have been maintained on the Financial Statements (or, in the case of such Liens arising after the date of the Interim Financial Statements, the Company’s books) in accordance with GAAP, (ii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions if adequate reserves with respect thereto are maintained on the Financial Statements (or, in the case of such Liens arising after the date of the Interim Financial Statements, the Company’s books) in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property and (C) do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money (excluding any Liens with respect to Intellectual Property), including without limitation (A) the interest of any lessor, sublessor, lessee or sublessee under any lease or sublease agreement in the ordinary course of business, (B) Liens that are customary contractual rights of setoff relating to deposit accounts or relating to purchase orders and other agreements entered into with customers in the ordinary course of business and (C) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods or equipment in the ordinary course of business, in each case of (A), (B) and (C) of this subsection (v), the creation or existence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (vi) Liens arising under the Credit Documents, and (vii) Liens securing payments under capital lease and purchase money obligations made in the ordinary course of business, (viii) non-exclusive licenses, covenants not to sue, and other similar rights to Intellectual Property granted in the ordinary course of business and (ix) Liens described on Schedule 1.1(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, estate, trust, joint stock company, Governmental Authority or other entity of any kind.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date.

“Proxy Statement” has the meaning specified in Section 7.5(a).

“Ranpak Corp” means Ranpak Corporation, an Ohio corporation.

“Registered Intellectual Property” has the meaning specified in Section 4.22(a).

“Regulatory Approvals” has the meaning specified in Section 6.3(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and each other Governmental Authority with authority over one or more other Regulatory Approval, as applicable.

“Related Party” has the meaning specified in Section 4.21.

“Related Party Liabilities” means all liabilities, debts or obligations owed by (a) a Related Party to the Company or any of its Subsidiaries or (b) the Company or any of its Subsidiaries to a Related Party.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives.

“Required Information” shall mean, without duplication (a) the Audited Financial Statements, to the extent such Audited Financial Statements are for the two most recently completed fiscal years ended at least 120 days prior to the Closing Date, (b) the Interim Financial Statements, to the extent such Interim Financial Statements are for any fiscal quarter subsequent to the last fiscal year for which financial statements described in clause (a) above were delivered to Buyer and ended at least 60 days before the Closing Date, (c) to the extent applicable, an audited consolidated balance sheet of Ranpak Corp. and its Subsidiaries as at the end of, and related statements of comprehensive loss, changes in shareholders’ equity and cash flows of Ranpak Corp. and its Subsidiaries for any fiscal year subsequent to those covered by the Audited Financial Statements ended at least 120 days prior to the Closing Date and (d) to the extent applicable, an unaudited consolidated balance sheet of Ranpak Corp. and its Subsidiaries as at the end of, and related income statement and cash flow statement of Ranpak Corp. and its Subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of Ranpak Corp. and its Subsidiaries subsequent to the most recent fiscal year for which audited financial statements described in clause (a) or, to the extent applicable, clause (c), above have been delivered and ended at least 60 days before the Closing Date. Buyer hereby acknowledges receipt of (i) the audited financial statements referred to in clause (a) and, to the extent applicable, clause (c) above with respect to the fiscal years ended December 31, 2016 and December 31, 2017 and (ii) the financial statements referred to in clause (b) and, to the extent applicable, clause (d) above with respect to the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

“Restricted Cash” means any cash and cash equivalents and marketable securities (calculated in accordance with GAAP) which is not freely usable and available to the Company or its Subsidiaries because it is subject to restrictions, limitations or penalties on use or distribution by Law, Contract or otherwise, including restrictions on dividends, escrowed amounts, collateral for letters of credit and security or similar deposits or any other form of restriction; provided, however, refundable deposits made in connection with certain legal proceedings outside the United States described in Schedule 1.1(a) shall not constitute Restricted Cash.

“Retired Funded Debt” means all obligations under the Credit Documents as of the Closing Date (other than Continuing Obligations).

“S&C” has the meaning specified in Section 11.17(a).

“Sanctions” has the meaning set forth in Section 4.26(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Second Lien Credit Agreement” means that certain Second Lien Credit and Guaranty Agreement, dated as of October 1, 2014 (as amended, restated, amended and restated, supplemented or modified from time to time), among Ranpak Corp., an Ohio corporation, the other persons from time to time party thereto as guarantors, each agent and lender from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Second Lien Credit Documents” means the Second Lien Credit Agreement together with all Credit Documents (as defined in the Second Lien Credit Agreement).

“Seller” has the meaning specified in the Preamble.

“Seller Cure Period” has the meaning specified in Section 10.1(b).

“Seller’s RWI Policy” means the representation and warranty liability insurance policy that was entered into in connection with Seller’s acquisition of the Company.

“Shares” has the meaning specified in the Recitals.

“Software” means all (a) computer programs, applications, databases, firmware, systems, specifications and software, including all software implementations of algorithms, models and methodologies and any and all development and design tools, applets, compilers and assemblers, whether in source code or object code, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (c) documentation and media, including user manuals and other training documentation, related to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Solvent” when used with respect to any Person, means that such Person (a) is solvent (in that both the fair value of their consolidated assets of such Person are not less than the sum of their consolidated debts and that the present fair saleable value of their consolidated assets is not less than the amount required to pay the probable liability on their consolidated recourse debts as they mature or become due), (b) does not have an unreasonably small amount of capital with which to engage in their business and (c) has not incurred debts beyond their ability to pay such debts as they mature and become due.

“Specified Current Taxes” means the aggregate amount of any Income Tax Liabilities of the Company and its Subsidiaries for all Pre-Closing Tax Periods, whether or not then due, including for this purpose all unpaid installment payments due under Section 965(h) of the Code (the intent being that Seller bears any Taxes arising by virtue of Section 965 of the Code) that were unpaid as of the close of business on the Business Day immediately preceding the Closing Date; provided, that, such term shall exclude any deferred Tax assets or liabilities and any reserves for unpaid Income Taxes in respect of Tax Returns filed prior to the Closing Date or which will not in fact be filed, including with respect to uncertain tax positions as determined under US GAAP, ASC 740-10 (which exclusion, for the avoidance of any doubt, shall not operate to exclude unpaid installment payments due under Section 965(h)).  The amount of any Income Taxes for any Straddle Period that are included in Specified Current Taxes shall be determined by applying the methodology set forth in Section 8.2(e) and shall take into account any Transaction Tax Deductions.  For the avoidance of doubt, (x) net operating losses and other Income Tax assets will be taken into account in the determination of Specified Current Taxes only to the extent (if any) they would actually reduce (but not below zero) the amount of the Income Taxes owed with respect to a Pre-Closing Tax Period, and (y) in no event shall Specified Current Taxes be a negative number.

“Specified Litigation” means the Actions described on Schedule 4.22(f)(I) (and any related Actions subsequently commenced).

“Sponsor Director” has the meaning specified in Section 7.2(a).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity (i) of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, (ii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so) or (iii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means all federal, state, local, or foreign taxes, charges, fees, levies or other assessments, however denominated, that are imposed by any Governmental Authority, including, but not limited to, all income (whether gross or net), profits, windfall profits, franchise, alternative minimum, gross receipts, sales, goods and services, use, customs duties, value added, ad valorem, transfer, real property, personal property, inventory, stamp, capital stock, environmental, excise, escheat, premium, social security, payroll, occupation, production, employment, unemployment, severance, disability, registration, license, withholding and estimated tax, and any interest, penalty, or addition with respect thereto.

“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed by a taxing authority.

“Terminating Buyer Breach” has the meaning specified in Section 10.1(c).

“Terminating Seller Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Transaction Document” means this Agreement, the Confidentiality Agreement, the Voting Agreement, the Forward Purchase Agreements, the Equity Commitment Letters and the other Contracts, certificates and other writings executed (or to be executed) by a Party and delivered (or to be delivered) in connection with this Agreement or another Transaction Document or the transactions contemplated hereby or thereby.

“Transaction Proposals” has the meaning specified in Section 7.5(a).

“Transaction Tax Deduction” means (without duplication) (I) any amount paid or payable to the extent it is (i) deductible for Income Tax purposes (as determined in accordance with Section 8.2(b)) by the Company or any of its Subsidiaries in a Pre-Closing Tax Period under applicable Law, (ii) incurred by the Company or any of its Subsidiaries in connection with or as a result of the transactions contemplated herein (and any other transactions with any Person, other than Buyer, involving a sale of the Company (whether by way of stock purchase, merger, asset sale or otherwise) that were considered as alternatives to the transactions contemplated hereby) and (iii) is attributable to (A) compensation costs for directors, officers, employees and service providers arising from any payments made with respect to any bonuses or retention payments (including payments caused solely by the change of control of the Company and its Subsidiaries) payable on or prior to the Closing Date, (B) prepayment penalties and premiums and accelerated deferred financing costs related to debt prepayment, (C) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby and any such alternative transactions, (D) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the transactions contemplated by this Agreement and any such alternative transactions, (E) any payments made to Rhône Capital IV L.P. and its Affiliates (other than the Company and its Subsidiaries) in connection with the termination of the Management Agreement and any other Related Party agreement or arrangement between Rhône Capital IV L.P. or any such Affiliate, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (F) to the extent not already described in this definition, any Outstanding Company Expense, and (II) any “foreign currency loss” (within the meaning of Section 988 of the Code) related to debt prepayment that occurs in connection with or as a result of the transactions contemplated herein (and any other transactions with any Person, other than Buyer, involving a sale of the Company (whether by way of stock purchase, merger, asset sale or otherwise) that were considered as alternatives to the transactions contemplated hereby) that is taken into account by the Company or any of its Subsidiaries’ in a Pre-Closing Tax Period.

“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.11(a).

“Trust Agreement” has the meaning specified in Section 5.11(a).

“Trust Amount” has the meaning specified in Section 5.11(a).

“Trust Financing” has the meaning specified in Section 5.11(d).

“Trustee” has the meaning specified in Section 5.11(a).

“Voting Agreement” means the Voting Agreement, dated as of December 12, 2018, between the Company and the BSOF Entities.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided, that, all such amendments and other modifications will only be deemed to be disclosed pursuant to the Schedules hereto or pursuant to any Transaction Document if it is listed on the appropriate Schedule or Transaction Document thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) Unless the context otherwise requires, all amounts in this Agreement shall be in U.S. dollars and, to the extent any amounts are not in U.S. dollars, such amounts shall be converted into U.S. dollars based on the exchange rate, as reported in the Wall Street Journal on the Business Day prior to such date of reference, to convert such amounts from such other currency to U.S. dollars.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the knowledge of, after due inquiry, (i) in the case of the Company, Mark Borseth, President and Chief Executive Officer of Ranpak Corp, Jim English, Vice President and PMO of Ranpak Corp, Jim Corbett, Vice President, Secretary and General Counsel of Ranpak Corp, Eric Laurensse, Managing Director Europe, Larry Thomas, Managing Director Americas, Antonio Grassotti, Managing Director APAC, Bert Cals, Director of Business Development, Europe, Greg Nemecek, Vice President North America Sales, and Bret Haldin, Vice President Global Marketing and Product Development, (ii) in the case of Buyer, the officers and directors of Buyer specified in Item 10 of the Buyer 2017 Form 10-K, as supplemented by the Reports on Form 8-K filed by Buyer on May 23, 2018 and September 13, 2018, and (iii) in the case of all other Persons, such Person’s executive officers.

Article II
PURCHASE AND SALE; CLOSING; CLOSING DELIVERABLES

2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all Shares (free and clear of all Liens) for a cash amount equal to the Closing Cash Consideration, subject to adjustment pursuant to Section 2.5.

2.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of Shares provided for in this Agreement (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on the tenth (10th) Business Day following the satisfaction or waiver of the last condition in Article IX to be satisfied or waived (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time and place as Buyer and Seller mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

2.3 Deliveries at Closing.

(a) By Seller. Subject to the terms and conditions of this Agreement, at the Closing (or such earlier date specified below), Seller shall deliver (or cause to be delivered) to Buyer:

(i) the stock certificates representing ownership of the Shares, duly endorsed in blank or accompanied by duly executed stock powers in proper form for transfer;

(ii) a certificate, signed by an executive officer of Seller, as contemplated by Section 9.2(d);

(iii) the written resignations of each of the directors of the Company and/or its Subsidiaries as Buyer may request no later than three (3) Business Days prior to the Closing Date, effective as of the Closing Date; and

(iv) the applicable payoff letters, terminations and releases described in Section 2.7 at least three (3) Business Days prior to the Closing Date.

(b) By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver:

(i) an amount equal to the Closing Cash Consideration in immediately available funds, to an account specified by Seller, pursuant to instructions given to Buyer by Seller no later than two (2) Business Days prior to the Closing Date; and

(ii) a certificate, signed by an executive officer of Buyer, as contemplated by Section 9.3(c).

2.4 Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement, signed and certified to by an executive officer of the Company (“Estimated Closing Statement”), setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Debt (“Estimated Closing Date Debt”) and (iii) Closing Date Cash (“Estimated Closing Date Cash”), in each case of clauses (i) through (iii), calculated as of the close of business on the Business Day immediately preceding the Closing Date, and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount and the resulting Closing Cash Consideration. The Estimated Closing Date Net Working Capital shall be prepared in accordance with the definition of Net Working Capital, the Estimated Closing Date Debt shall be prepared in accordance with the definition of Debt and the Estimated Closing Date Cash shall be prepared in accordance with the definition of Cash and Cash Equivalents. The Estimated Closing Statement shall (x) provide reasonable detail with respect to each item reflected therein (including, with respect to Estimated Closing Date Debt, an estimate of, and reasonable detail with respect to, Outstanding Company Expenses), (y) be accompanied by reasonable supporting documentation therefor and (z) be subject to Buyer’s review prior to the Closing and the Company shall give reasonable consideration in good faith any comments thereto made by Buyer.

2.5 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth (i) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Debt of the Company (“Closing Date Debt”) and (iii) a calculation of Cash and Cash Equivalents (“Closing Date Cash” and together with the Closing Date Net Working Capital and Closing Date Debt, the “Closing Date Amounts”), in each case of clauses (i) through (iii), calculated as of the close of business on the Business Day immediately preceding the Closing Date. The Closing Date Amounts shall be prepared in accordance with the applicable definitions relating thereto. Following the delivery of the Closing Statement, Buyer shall provide Seller and its representatives reasonable access upon reasonable advance notice to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Closing Date Amounts (subject, in the case of work papers of independent accountants, to Seller signing a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants) and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with Seller in connection with its review of the Closing Date Amounts; provided that such access and cooperation does not unreasonably interfere with the operation of the Company or its Subsidiaries.

(b) If Seller shall disagree with the calculation of Closing Date Amounts, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Date Amounts. Any item or amount reflected on the Closing Statement that is not included in such notice of disagreement shall be deemed final, binding and conclusive for all purposes hereunder. In the event that Seller does not provide such a notice of disagreement within such 30-day period, Seller shall be deemed to have accepted the Closing Statement and the calculation of Closing Date Net Working Capital, Closing Date Debt and Closing Date Cash delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Debt and/or Closing Date Cash, as applicable. If, at the end of such period, they are unable to resolve such disagreements, then KPMG US LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Buyer and Seller shall promptly provide their assertions regarding the remaining disputed aspects of Closing Date Net Working Capital, Closing Date Debt and/or Closing Date Cash, as applicable, in writing to the Independent Accountant and to each other. No Party shall have any ex parte communications with the Independent Accountant. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant (but if it is later, that fact shall not be a basis for attempting to invalidate or overturn any determination made by the Independent Accountant)). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, Closing Date Debt and/or Closing Date Cash require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with Section 2.5(a) (including the definitions of the defined terms used in Section 2.5(a)) and, with respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Buyer’s calculation of the Adjustment Amount pursuant to Section 2.5(a) or in Seller’s written disagreement of such calculation pursuant to this Section 2.5(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties (absent fraud or manifest error). The date on which Closing Date Net Working Capital, Closing Date Debt and Closing Date Cash are finally determined in accordance with this Section 2.5(b) is hereinafter referred to as the “Determination Date.” The costs and expenses of the Independent Accountant shall be allocated between Buyer and Seller based upon a fraction, the numerator of which is the portion of the aggregate contested amount not awarded to the applicable Party and the denominator of which is the aggregate contested amount.

(c) If the Adjustment Amount is a positive number, then the Closing Cash Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Closing Cash Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.5(d).

(d) Promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date:

(i) if the Adjustment Amount is a positive number or zero, Buyer shall pay (or cause to be paid) to Seller an amount equal to the Adjustment Amount (if greater than zero); and

(ii) if the Adjustment Amount is a negative number, Seller shall pay (or cause to be paid) an amount to Buyer equal to the absolute value of the Adjustment Amount.

Such amounts shall be paid, in immediately available funds pursuant to the instructions previously delivered by Buyer or Seller, as applicable. Any amounts payable to Seller pursuant to this Section 2.5 shall be paid net of any fees, costs or expenses that arise as a result of the payment of such amount and that would have been Outstanding Company Expenses if they were incurred and unpaid prior to the Closing.

(e) Each of Buyer and Seller shall ensure that it reserves a reasonably sufficient amount of available funds in order to be able to discharge any potential payment obligations that it may incur pursuant to this Section 2.5.

2.6 Outstanding Company Expenses. On or prior to the Closing Date, the Company shall provide to Buyer a written report setting forth a list of all Outstanding Company Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices executed by each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company and its Subsidiaries.

2.7 Repayment of Retired Funded Debt. At and subject to the occurrence of the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Buyer shall make available to the Company, or pay directly, an amount sufficient to pay all amounts owing with respect to the Retired Funded Debt outstanding on the Closing Date immediately prior to the Closing and (b) the Company, if such amount is not paid directly by Buyer, shall apply such cash to pay all amounts owing with respect to the Retired Funded Debt outstanding on the Closing Date immediately prior to the Closing.  The Company shall (x) arrange for the delivery of customary payoff letters, UCC-3 termination statements and other terminations or releases necessary to terminate or release, as the case may be, the Company and its Subsidiaries from any further obligations under, and all Liens on the Company and its Subsidiaries’ properties and assets pursuant to, the Credit Documents (subject to customary exceptions), to be delivered at least one Business Day prior to the Closing Date providing for the payoff, discharge and termination on the Closing of the Retired Funded Debt outstanding on the Closing Date immediately prior to the Closing (subject to receipt from Buyer of the funds necessary to effectuate the pay-off contemplated by such payoff letters, terminations and releases) and (y) deliver a draft of such payoff letters and lien terminations within a reasonable and customary time period prior to the Closing Date.

2.8 Withholding. Each of Buyer and its Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that it is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other provision of applicable Law. To the extent that Buyer or any of its Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. Each party hereto shall promptly notify the other party if it becomes aware of any Tax that is or may be required to be withheld from the consideration payable under this Agreement (other than any such Tax that is imposed (i) on consideration that is properly treated as compensation for U.S. federal Income Tax purposes, (ii) as a result of failure to provide forms needed to avoid backup withholding or (iii) as a result of a failure to provide forms required to avoid withholding under section 1445 of the Code) and the parties hereto will cooperate in good faith to minimize the amount of the withholding.

Article III
representations and warranties regarding seller

Except as set forth in the corresponding Schedules to this Agreement (subject to Section 11.9), Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows (each reference in Sections 3.2, 3.3, 3.4 and 3.6 to “this Agreement” being deemed to also refer to each other Transaction Document to which Seller is or will be a party (upon execution and delivery thereof by Seller, as applicable)):

3.1 Corporate Organization of Seller. Seller is a limited liability partnership duly organized and validly existing under the Laws of the State of Delaware.

3.2 Due Authorization. Seller has full power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the general partner of the Seller, and no other corporate proceeding or other action on the part of the Seller or any of its direct or indirect equityholders is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3 No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will constitute or result in (a) the breach or violation of any provision of (i) any applicable Law or (ii) the organizational documents of Seller, (b) with or without notice, lapse of time or both, a breach or violation of, a termination (or a right of termination) or default under, the creation of or acceleration of any obligations under or the creation of Lien on any of the properties or assets of Seller pursuant to, or require consent or approval under, any Contract to which Seller is a party or by which Seller may be bound, (c) any change in the rights or obligations of any party under any Contract binding upon Seller, or (d) with or without notice or lapse of time or both, a violation of or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that any of the foregoing would not, taken as a whole, prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

3.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, clearance, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person, or observation of any waiting period under applicable Law, is required on the part of Seller with respect to Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) as otherwise disclosed on Schedule 4.5, and (c) any immaterial consents, approvals, authorizations, designations, declarations or filings.

3.5 Ownership of Shares. As of the date of this Agreement, Seller has good and valid title to all of the issued and outstanding shares of Common Stock, and immediately prior to Closing, Seller will have good and valid title to the Common Stock, in each case free and clear from all Liens (other than Liens that will be discharged at Closing, assuming due performance by Buyer of its obligations under this Agreement, or arising pursuant to this Agreement or from any act of Buyer or its Affiliates) and, upon delivery of the Common Stock and payment therefor pursuant to this Agreement, good and valid title to the Common Stock, free and clear of all Liens, other than Liens arising from any act of Buyer and its Affiliates, will pass to Buyer.

3.6 Litigation and Claims. As of the date of this Agreement, there are no pending or, to the knowledge of Seller, threatened, Actions against Seller, that question the validity of this Agreement or would, taken as a whole, reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the Schedules to this Agreement (subject to Section 11.9), the Company represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows (each reference in Sections 4.3, 4.4 and 4.5 to “this Agreement” being deemed to also refer to each other Transaction Document to which the Company is or will be a party (upon execution and delivery thereof by the Company, as applicable)):

4.1 Corporate Organization of the Company. (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. (ii) The copies of the certificate of incorporation and bylaws of the Company made available by the Company to Buyer prior to the date hereof are true, correct and complete. (iii) The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or reasonably be expected to prevent, materially impair or materially delay Seller’s or the Company’s ability to consummate the transactions contemplated hereby. Schedule 4.1 contains a correct and complete list of each jurisdiction where the Company is qualified to do business. The Company is not in material breach of any provision of its certificate of incorporation or bylaws or other organizational documents.

4.2 Subsidiaries. Schedule 4.2(a) sets forth each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary as well as the ownership interest of any other Person or Persons in each such Subsidiary. Each Subsidiary of the Company is wholly owned by the Company or by one or more wholly owned Subsidiaries of the Company. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own or lease its properties and to conduct its businesses as they are now being conducted. Prior to the date hereof, the Seller has made available to Buyer true, correct and complete copies of the organizational documents of each of the Company’s Subsidiaries. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or reasonably be expected to prevent, materially impair or materially delay Seller’s or the Company’s ability to consummate the transactions contemplated hereby. Schedule 4.2(b) contains a correct and complete list of each jurisdiction, with respect to each Subsidiary of the Company, where such Subsidiary is qualified to do business. Neither the Company nor any of its Subsidiaries owns any capital stock, equity interest, voting interest or other direct or indirect ownership interest in any Person (other than a Subsidiary of the Company). No Subsidiary is in material breach of any provision of its certificate of incorporation or bylaws or other organizational documents.

4.3 Due Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding or other action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.4 No Conflict. Except as set forth on Schedule 4.4 or as set forth in the Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will constitute or result in (a) the breach or violation of any provision of, (i) any applicable Law or (ii) the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, or (b) with or without notice, lapse of time or both, a breach or violation of, a termination (or a right of termination) or default under, the creation of or acceleration of any obligations under or the creation of Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, require consent or approval under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, (c) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, or (d) with or without notice or lapse of time or both, a violation of or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not be material to the Company and its Subsidiaries, taken as a whole, or materially impair or delay Seller’s or the Company’s ability to consummate the transactions contemplated hereby.

4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, clearance, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person, or observation of any waiting period under applicable Law, is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) as otherwise disclosed on Schedule 4.5, and (c) any immaterial consents, approvals, authorizations, designations, declarations or filings.

4.6 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 995 shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free and clear of any Liens other than Liens pursuant to the Credit Documents and Liens pursuant to securities Laws. The Seller is the sole shareholder of the Common Stock as of the date hereof.

(b) Except as set forth on Schedule 4.6(b), there are (i) no authorized or outstanding subscriptions, puts, calls, commitments, options, warrants, rights (including any preemptive rights) or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or the equity or voting interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity or voting interests in, or debt securities of, the Company or any of its Subsidiaries, (ii) no authorized or outstanding equity equivalents, stock appreciation rights, phantom equity ownership interests, restricted shares, restricted stock units, performance units, contingent values, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in the Company or any of its Subsidiaries and (iii) no authorized or outstanding similar securities or rights that are derivative of, or provide economic benefits based directly or indirectly on the value or price of any shares of the capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries. There are no authorized or outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or other equity or voting interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.6(b), there are no authorized or outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Management Agreement and except as set forth on Schedule 4.6(b), none of the Company or any of its Subsidiaries is a party to any stockholders agreement, investors agreement, voting agreement, registration rights agreement or other similar agreement relating to the Common Stock or any other equity or voting interests of the Company or any of its Subsidiaries.

(c) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any provision of the certificate of incorporation, bylaws (or similar organizational documents) in effect when issued, any rights of first refusal, any preemptive rights or any similar rights. Except as set forth on Schedule 4.6(c), the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than Liens pursuant to the Credit Documents and Liens pursuant to securities Laws.

4.7 Financial Statements.

(a) Attached as Schedule 4.7 are (i) the audited consolidated balance sheets of Ranpak Corp and its Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015 and the audited consolidated statements of comprehensive loss, cash flows and changes in shareholders’ equity of Ranpak Corp and its Subsidiaries for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet, income statement and cash flow statement of Ranpak Corp and its Subsidiaries as of and for the nine months ended September 30, 2018 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income and cash flows of Ranpak Corp and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied throughout the periods presented (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments ), and the auditor’s reports in respect of the Audited Financial Statements have not been withdrawn or amended. Except as expressly set forth in the Financial Statements, neither the Company nor any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(b) The inventories set forth in the balance sheets included in the Financial Statements were properly stated therein at the lesser of cost or net realizable value determined in accordance with GAAP consistently maintained and applied by Ranpak Corp. and its Subsidiaries. Since the date of the most recent balance sheet included in the Interim Financial Statements, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business.

(c) Since its formation and other than the payment of directors’ fees and incidental costs associated with corporate governance of the Company, the Company has not engaged in any business activity other than acquiring and holding the issued and outstanding equity interests in Ranpak Corp. Other than (a) intercompany Liabilities to Ranpak Corp relating to the payment of directors’ fees and to historical payments made in connection with certain employee severance-related arrangements and (b) the Company’s obligations as a guarantor under the Credit Documents, the Company does not have any Liabilities or Debt.

(d) All accounts receivable reflected in the calculation of Closing Date Net Working Capital will be valid, genuine and fully collectible in the aggregate amount thereof less any reserves for doubtful accounts reflected in the calculation of Closing Date Net Working Capital. For the avoidance of doubt, this Section 4.7(d) is not a guarantee of collection of any such accounts receivable.

4.8 Internal Controls. The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company’s board of directors and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries.

4.9 Undisclosed Liabilities. Except as set forth on Schedule 4.9, there is no liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a “Liability”), against the Company or any of its Subsidiaries, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or liabilities of, the Company or any of its Subsidiaries, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) under any Contract set forth on Schedule 4.12(a) or not required to be disclosed in the Schedules (other than any such liability, debt or obligation resulting from a breach or a default thereunder).

4.10 Litigation and Proceedings. Except as set forth on Schedule 4.10, there are no pending or, to the knowledge of the Company, threatened, Actions or investigations before or by any Governmental Authority against the Company or any of its Subsidiaries, in each case that would be material to the Company and its Subsidiaries, taken as a whole; nor has there been any such Action or investigation since January 1, 2015. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary is, or, since January 1, 2015, has been subject to any Governmental Order, or, to the knowledge of the Company, any investigation by, any Governmental Authority, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.

4.11 Compliance with Laws.

(a) Except (i) with respect to matters set forth on Schedule 4.11(a) and (ii) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Laws. Since January 1, 2015 through the date hereof, none of the Company or any of its Subsidiaries has received any written, or to the Company’s knowledge, oral, notice, request or citation from any Governmental Authority relating to a material violation (whether actual or potential) of any applicable Law.

(b) Since January 1, 2015 and except where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, any of its Subsidiaries, or any officer, director, or employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, any agent, representative, distributor or other sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or audit or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, oral, notice, request or citation relating to any actual or potential noncompliance with any of the foregoing.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) sets forth a complete and accurate list of Contracts described in (i) through (xxv) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound (collectively, the “Material Contracts”). True, correct and complete copies of all Material Contracts, together with any amendments, waivers and other changes thereto entered into as of the date hereof, have been delivered to or made available to Buyer or its agents or representatives prior to the date hereof (including, in the case of any unwritten Material Contracts, true and complete descriptions of the terms thereof).

(i) any Contract expected to require a capital expenditure or known commitment by the Company or any of its Subsidiaries, in the aggregate, in excess of $400,000 in 2018 or in any future calendar year or over the remaining term of the Contract;

(ii) (A) each employment Contract with any employee or individual independent contractor of the Company or one of its Subsidiaries that provides for annual base compensation in excess of $150,000 and (B) each Contract that provides for retention, change in control, or transaction bonuses or payments to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries;

(iii) each employee collective bargaining or similar labor Contract;

(iv) any Contract with a customer or vendor (other than purchase orders accepted, confirmed or entered into in the ordinary course of business) listed on Schedule 4.24;

(v) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to indemnify another Person, in each case, other than in the ordinary course of business and other than as set forth in the Credit Documents;

(vi) any Contract (including covenants not to sue, non-assertion, settlement or similar agreements or consents) pursuant to which the Company or any of its Subsidiaries licenses or sublicenses, to or from a third party, or relating to the assignment, creation, development, distribution, disclosure or transfer of, any Intellectual Property, in each case, where such Contract is material to the conduct of the business of the Company or any of its Subsidiaries, other than (A) click-wrap, shrink-wrap and off-the-shelf Software licenses commercially available on, and actually licensed under, standard terms from third party vendors with annual payments of less than $100,000 and (B) non-exclusive licenses of any Company Intellectual Property granted to customers and distributors and entered into in the ordinary course of business;

(vii) any lease or similar Contract under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of its Subsidiaries, in each case, which has future required scheduled payments in excess of $150,000 in 2018 or in any future calendar year, other than master leases of automobiles entered into in the ordinary course of business that have future required scheduled payments of less than $250,000;

(viii) any Contract which limits the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contract which binds or purports to bind any Affiliate of the Company that is not a party to such Contract (other than Subsidiaries of the Company and the employees of the Company or any of its Subsidiaries);

(x) any Contract under which the counterparty is a direct customer, reseller, distributor, agency or any similar agreement involving at least $1,000,000 in payments during 2018 or in any future calendar year or over the remaining term of the Contract;

(xi) any Contract with any customer or reselling distributor or agent pursuant to which the Company or its Subsidiary provides any warranty not provided in the ordinary course of business;

(xii) other than any Credit Document, any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any indebtedness for borrowed money or (B) extended credit to any Person (other than (1) intercompany loans and advances in the ordinary course of business and (2) customer payment terms in the ordinary course of business);

(xiii) any Contracts involving interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges or other similar agreements;

(xiv) other than pursuant to the security arrangements contemplated under the Credit Documents, any Contract that grants any Lien over any material assets of the Company or any of its Subsidiaries;

(xv) other than the Management Agreement and any employment agreement set forth on Schedule 4.13(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand;

(xvi) any Contract relating to (A) any completed material business acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2015 or (B) any material business acquisition proposed to be made by the Company or any of its Subsidiaries since January 1, 2015;

(xvii) any Contract for the sale, directly or indirectly (by merger or otherwise), of any of the material assets of the Company or any of its Subsidiaries since January 1, 2015;

(xviii) any Contract establishing any partnership, joint venture, strategic alliance or similar Contract;

(xix) any Contract (other than purchase orders accepted, confirmed or entered into in the ordinary course of business) not disclosed pursuant to any other clause under this Section 4.12(a) and requiring expenditures to or by the Company or any of its Subsidiaries in excess of $500,000 in 2018 or over the remaining term of the Contract;

(xx) any Contract (other than the Credit Documents) that contain (A) a “most favored nation” or similar provision or (B) any minimum purchase or sale “requirements” or “take or pay” obligations;

(xxi) any Contract granting any third party the exclusive right (in one or more jurisdictions) to develop, market, sell or distribute the Company’s or any of its Subsidiaries’ products or services;

(xxii) any Contract that obligates the Company or any of its Subsidiaries to purchase material products or services from a supplier on an exclusive basis;

(xxiii) the Credit Agreements;

(xxiv) any Contract providing for the deferred purchase price of property, goods or services, including all seller financing, earn-outs and similar contingent consideration pursuant to which the Company or its Subsidiary has any outstanding obligations (other than trade payables arising in the ordinary course of business); and

(xxv) any Contract with any Governmental Authority.

(b) Except as set forth on Schedule 4.12(b) and the Credit Agreements, (i) as of the date of this Agreement, all of the Contracts listed or required to be listed pursuant to Section 4.12(a) are, and immediately after the Closing will be, in full force and effect and represent the legal, valid and binding obligations of the Company or its respective Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, any of its Subsidiaries or, as of the date of this Agreement and to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (iii) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or default under any such Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).

(c) Except as set forth on Schedule 4.12(c), each Contract to which the Company or any of its Subsidiaries is a party with any reseller, distributor or sales agent of the Company’s products or services include the Company’s standard exclusivity provision, as in effect at the time such Contract was entered into, requiring that such reseller, distributor or sales agent exclusively market, sell or the distribute the Company’s and its Subsidiaries’ products and related services (to the exclusion of any competitive third party paper products and related services) (the “Company Exclusivity Provision”).

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. For the purposes of this Agreement, “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), (ii) employment, consulting, severance termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement program or policy, and (iii) any other plan, policy or program providing compensation, termination, welfare, fringe or other benefits or remuneration of any kind to any current or former director, officer, employee or independent contractor, in each case that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any obligation or Liability, whether contingent or otherwise. Schedule 4.13(a) separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of employees or independent contractors outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Company Benefit Plan set forth on Schedule 4.13(h) and each other material Company Benefit Plan, the Company has delivered or made available to Buyer correct and complete copies of, if applicable (i) such Company Benefit Plan and any trust agreement and agreements related to any other funding vehicles, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service, (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vi) all material correspondence to or from any Governmental Authority received in the last three years with respect to such Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles. Neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or one of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(e) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f) Neither the Company nor any ERISA Affiliate has, in the last six (6) years, sponsored, maintained, contributed to or had any obligation to contribute to, or has or is reasonably expected to have any direct or indirect Liability to, any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) With respect to the Company Benefit Plans, (i) no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(h) Except as disclosed on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) result in the acceleration or creation of any rights of any director, officer or employee of the Company or any of its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries, (ii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iii) otherwise give rise to any material Liability under any Company Benefit Plan or (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) All Non-U.S. Benefit Plans (1) have been maintained and operated in accordance with, and are in compliance with, their terms, applicable local Law, and with any agreement entered into with a union or labor organization, in each case, in all material respects, and (2) to the extent intended to be funded and/or book reserved, are funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.

(j) No Company Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional Taxes imposed under Section 4999 or 409A of the Code.

4.14 Labor Matters.

(a) Except as disclosed on Schedule 4.14(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or any of its Subsidiaries, nor are there any such employees represented by a works council or a labor organization nor, to knowledge of the Company as of the date hereof, activities or proceedings of any labor union to organize any such employees. The Company has delivered or made available to Buyer correct and complete copies of each agreement listed on Schedule 4.14(a) (collectively, the “Company Labor Agreements”). Each of the Company and its Subsidiaries is in compliance in all material respects with the Company Labor Agreements. Except as set forth in Schedule 4.14(a), the consummation of the transactions contemplated by this Agreement will not entitle any third party to any payments under any of the Company Labor Agreements, and the Company and its Subsidiaries are in compliance in all material respects with their obligations pursuant to all notification and other obligations arising under any Company Labor Agreements.

(b) Each of the Company and its Subsidiaries (i) is in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, and wages and hours, (ii) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) is not currently experiencing, and has received no current written threat of, any labor strike, slowdown, work stoppage, picketing or interruption of work or lockout.

(c) The Company and its Subsidiaries have complied in all material respects with all consultation and other requirements in respect of each labor or trade union, works council or other representative body required to be complied with prior to executing this Agreement. No further consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for the Company to enter into this Agreement or consummate any of the transactions contemplated hereby.

(d) The Company and each of its Subsidiaries is, and has been since January 1, 2015, in material compliance with WARN and has no material Liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any material Liability or other obligation following the Closing Date under WARN.

4.15 Taxes.

Except as disclosed on Schedule 4.15:

(a) All material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required by Law to be paid by the Company or any of its Subsidiaries have been paid.

(c) The Company and its Subsidiaries have complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor any of its Subsidiaries is engaged in or subject to any audit, examination, investigation or proceeding by a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a taxing authority of a pending material audit or has received any written notice from a taxing authority (including in jurisdictions where the Company or any of its Subsidiaries does not file Tax Returns) of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved or that are being contested in good faith through appropriate Actions. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or from any of its Subsidiaries for any taxable period and no written request for any such wavier or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), (ii) as a transferee or successor, or (iii) under a Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement or other Contract that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit (other than a Contract entered into in the ordinary course of business and that is neither (i) primarily related to Taxes nor (ii) a Contract that involves the sale of a material non-inventory asset or subsidiary).

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for (or intended or purported to qualify for) tax-free treatment under Section 355 of the Code or any similar provision of state, local or non-U.S. Tax Law since January 1, 2016.

(g) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” or any “reportable transaction” within the meaning of Section 6707A of the Code (or any similar provision of state, local or foreign Tax Law) that has not been disclosed in the manner required by applicable Law in the relevant Tax Return of the Company or the relevant Subsidiary.

(h) The Company would not be required to include any amounts in gross income with respect to any non-U.S. Subsidiary pursuant to Section 951 of the Code if the taxable year of such non-U.S. Subsidiary were deemed to end on the day after the Closing Date, but not taking into account any activities or income of such Non-U.S. Subsidiary on such day.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into with any taxing authority prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(j) Neither the Company nor any of its Subsidiaries has participated in or is participating in an international boycott within the meaning of Code Section 999.

(k) None of the non-U.S. Subsidiaries of the Company is treated as a U.S. corporation under Section 7874(b) of the Code.

(l) There are no Liens with respect to Taxes on any of the assets of the Company or the Subsidiaries, other than Permitted Liens.

(m) Neither the Company nor any of its Subsidiaries has made a “covered asset acquisition” within the meaning of Section 901(m)(2) of the Code.

(n) Schedule 4.15(n) sets forth the current entity classification, for U.S. federal Income Tax purposes, of each of the Company’s Subsidiaries that is not a U.S. person for U.S. federal Income Tax purposes and the date since which such classification has been in effect.

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(p) Neither the Company nor any of its Subsidiaries has obtained any private letter ruling from the U.S. Internal Revenue Service or any similar official written ruling from any other taxing authority with respect to material Taxes nor is any application for any private letter ruling or any other such official written ruling now pending.

(q) Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax exemption, Tax holiday or reduced Tax rate grated by a taxing authority that is not generally available without specific application therefor.

(r) No written claim has been made within the previous three years by a taxing authority in a jurisdiction in which the Company or the relevant Subsidiary, as applicable, does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax by that jurisdiction.

(s) The aggregate amount of Tax payable by the Company and its Subsidiaries as a result of any inclusion under Section 965(a) of the Code, including as a result of an election under Section 965(h) of the Code (or any similar or corresponding election under state or local Tax Law) will not exceed the amount included therefor in Specified Current Taxes.

4.16 Brokers’ Fees Except as set forth on Schedule 4.16, no broker, finder, financial advisor, investment banker, similar intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates, and no such broker, finder, financial advisor, investment banker, similar intermediary or other Person is entitled to any fee or commission or like payment from Buyer in respect thereof.

4.17 Insurance Schedule 4.17(a) contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance and fidelity bonds (the “Insurance Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. Such Insurance Policies are of the type and in amounts customarily carried by Persons and businesses similar to those of the Company and its Subsidiaries. True, correct and complete copies of such Insurance Policies have been made available to Buyer prior to the date hereof. With respect to each such Insurance Policy listed on Schedule 4.17(a), except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) as of the date hereof, no notice of suspension, cancellation or termination has been received other than in connection with ordinary renewals. All material claims under the Insurance Policies have been filed in a timely fashion and neither the Company nor any of its Subsidiaries have made a claim under any such policy during the three-year period prior to the date of this Agreement with respect to which an insurer or underwriter has questioned, denied or disputed coverage. Except as disclosed in Schedule 4.17, the Company and its Subsidiaries shall after the Closing continue to have coverage under such Insurance Policies with respect to events occurring prior to the Closing.

4.18 Real Property; Assets.

(a) The Company or one of its Subsidiaries owns and possesses good and marketable fee simple, or local equivalent, title in and to that certain real property described on Schedule 4.18, in each case, free and clear of all Liens except Permitted Liens (the “Owned Real Property”). None of the Owned Real Property is subject to or encumbered by any option, right of first refusal or other contractual right or obligation to sell, lease, sublease, assign or otherwise dispose of such Owned Real Property.

(b) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of the Company or any such Subsidiary, as applicable, and, to the knowledge of the Company, a legal, valid, binding and enforceable obligation of the other party thereto. Neither the Company nor any of its Subsidiaries is in breach or default under any such lease, and no condition exists which (with notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder (or permit the termination, modification, or acceleration of rent under such lease) or (to the knowledge of the Company) by the other parties thereto. Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company or any of its Subsidiaries. The Owned Real Property and the Leased Real Property constitute all real property used, owned, leased or occupied by the Company.

(c) Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the assets of the Company and such Subsidiary set forth on the Financial Statements or acquired after the date of the balance sheet included in the Interim Financial Statements, other than assets disposed of in the ordinary course of business since such date. The assets of the Company and its Subsidiaries to be acquired by Buyer pursuant to this Agreement constitute all material assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries (i) own, lease or license from third parties all material tangible personal property required to conduct its and their respective businesses in the ordinary course of business, (ii) have good and valid title to all material tangible personal property owned by it or them set forth on the Financial Statements or acquired after the date of the balance sheet included in the Interim Financial Statements, other than assets disposed of in the ordinary course of business since such date, free and clear of all Liens except for Permitted Liens and (iii) subject to the items disclosed on Schedules 4.4 and 4.5, upon consummation of the transactions contemplated by this Agreement, will be entitled to continue to use all material tangible personal property which is currently employed by it or them in the conduct of their respective businesses as presently conducted. Other than for any equipment of the Company and its Subsidiaries (i) used or intended for use by any distributor, customer or other end user of the Company or any of its Subsidiaries, and (ii) that individually would not be material tangible personal property, such tangible personal property is in good condition and repair and fit for the particular purposes for which it is used (subject only to normal maintenance requirements and reasonable wear and tear with the age of such items expected).

4.19 Environmental Matters. Except as set forth on Schedule 4.19, and except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company or any of its Subsidiaries:

(a) the Company and its Subsidiaries are and since January 1, 2013 have (i) been in compliance with all Environmental Laws (ii) operated with all Permits, authorizations and approvals required under the applicable Environmental Laws;

(b) there has been no release, discharge, disposal, leaking or spilling of any Hazardous Materials at, in, on or under any Owned or Leased Real Property or, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property (or, to the knowledge of the Company, prior to such time) in violation of, or as would reasonably be expected to result in Liability under, Environmental Laws;

(c) neither the Company nor any of its Subsidiaries has generated, treated, stored, released, transported or arranged for transportation or disposal of any Hazardous Materials at, to or from any location except in compliance with Environmental Laws, in a manner and quantity reasonably necessary for the conduct of their businesses and as would not reasonably be expected to result in the assertion of a claim against either the Company or its Subsidiaries alleging Liability or obligation under any Environmental Law including for the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of such Hazardous Materials;

(d) neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to any non-compliance with, or Liability or obligations whatsoever under, Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and neither the Company nor any of its Subsidiaries is subject to an indemnity obligation relating to any such matter;

(e) no Action is pending or to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or Liability under Environmental Law;

(f) the Company and its Subsidiaries have provided or otherwise made available to Buyer all environmental investigations, audits, tests, reports, assessments, studies, analyses and other material environmental documents prepared within the past five (5) years concerning its businesses and the Owned and Leased Real Property that are (or have been in within the past five (5) years) in the possession, custody or control of the Company or its respective Subsidiaries; and

(g) neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property or facility, or conducts or has conducted any manufacturing-related operations, in New Jersey or Connecticut. The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

4.20 Absence of Changes.

(a) Except as set forth on Schedule 4.20, from the date of the most recent balance sheet included in the Audited Financial Statements to the date of this Agreement, there has not been any event, change, occurrence, effect, development, condition or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Except as set forth on Schedule 4.20, (i) from the date of the most recent balance sheet included in the Audited Financial Statements to the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (ii) from the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, the Company and its Subsidiaries have not taken any action that would be prohibited from being freely taken by Section 6.1 if such action had been taken after the date hereof.

4.21 Affiliate Agreements. Except as set forth on Schedule 4.21 and other than any Company Benefit Plan (including any employment, non-competition, severance or option agreements entered into with employees in the ordinary course of business by the Company or any of its Subsidiaries), none of (x) Seller or its Affiliates (excluding the Company and its Subsidiaries), (y) the employees, officers, directors, members or partners of the Persons described in clause (x) or of the Company or its Subsidiaries or (z) the “associates” or any members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Persons described in clauses (x) or (y) or of the Company or its Subsidiaries (each a “Related Party”) is a party to any Contract or business arrangement with the Company or any of its Subsidiaries (each such Contract or business arrangement (including, for the avoidance of doubt, the Management Agreement), an “Affiliate Agreement”). No Related Party (i) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any material amount of money from, the Company or any of its Subsidiaries, or (iii) has any claim or right against the Company or any of its Subsidiaries, other than pursuant to a Company Benefit Plan.

4.22 Intellectual Property.

(a) Schedule 4.22(a)(i) sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) Internet domain name registrations, and (iv) copyright registrations and applications, in each case, that are owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”), indicating for each item that is registered or the subject of an application for registration, except as set forth on Schedule 4.22(a)(i), (1) the name of the record owner, and, if different, the legal and beneficial owner of such item; (2) the registration or application number; (3) the applicable filing jurisdiction (or, for domain names, the applicable registrar) and (4) the date of filing or issuance. All fees and filings with respect to any Registered Intellectual Property have been timely submitted to the relevant Governmental Authorities and Internet domain name registrars as required to maintain such Registered Intellectual Property in full force and effect. Except as set forth on Schedule 4.22(a)(ii), there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Intellectual Property within ninety (90) days after the date of this Agreement. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed within the past five (5) years, except where such registration or application is not material to the operation of the businesses of the Company and its Subsidiaries as currently conducted. The Registered Intellectual Property is valid (solely with respect to issued or granted Registered Intellectual Property) and, to the knowledge of the Company, enforceable. Except as set forth on Schedule 4.22(a)(iii), none of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or in part. Except as set forth on Schedule 4.22(a)(iv), no Action is pending or, to the knowledge of the Company, threatened, (i) in which the scope, validity, or enforceability of any Company Intellectual Property is being contested or challenged or (ii) alleging that the operation of the businesses of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any Person. Except as set forth on Schedule 4.22(a)(v), no opposition or nullification Actions or filings that are still pending have been initiated or filed with respect to any Company Intellectual Property within the past five (5) years. The Company has made reasonable and good faith efforts to satisfy all obligations to disclose prior art to avoid inequitable conduct before any Governmental Authority with respect to the Registered Intellectual Property.

(b) Either the Company or one of its Subsidiaries is the sole and exclusive owner, and possesses all right, title, and interest in and to each item, of the Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). Except as set forth on Schedule 4.22(b), all assignments of the Registered Intellectual Property are complete and have been recorded with the relevant Governmental Authorities in accordance with all local rules and requirements relating thereto such that such Registered Intellectual Property is in the name of the Company or one of its Subsidiaries with no break in the chain of title.

(c) The Company and/or one or more of its Subsidiaries owns or has the valid right and license to use all Intellectual Property and IT Assets used, held for use in or otherwise necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted throughout the world. The Company and its Subsidiaries have taken commercially reasonable efforts to obtain, maintain, protect and enforce its and their rights in and to the Company Intellectual Property and to protect and preserve the confidentiality of any and all Trade Secrets of third Persons provided to the Company or any of its Subsidiaries under obligations of confidentiality or included in the Company Intellectual Property (including all Software source code).

(d) None of the following infringes, constitutes or results from a misappropriation or misuse of, dilutes or violates, any Intellectual Property of any Person, nor has any of the following infringed, constituted or resulted from a misappropriation or misuse of, diluted or violated, any Intellectual Property of any Person: (i) any use, practice or other exploitation of any Company Intellectual Property by the Company or any of its Subsidiaries, (ii) any products or services of the Company or any of its Subsidiaries (or the making, having made, use, offer for sale, sale, import, export, lease, license, sublicense, distribution, provision, rendering, or other disposal or exploitation of any of the foregoing by the Company or any of its Subsidiaries or any of their respective customers, distributors or end-users) or (iii) any conduct, operations or practices of the business of the Company or any of its Subsidiaries (including research and development) as currently conducted throughout the world.

(e) Except as set forth on Schedule 4.22(e), neither the Company nor any of its Subsidiaries has received since January 1, 2015 any written claim from any Person (i) alleging any infringement, misappropriation, misuse, dilution or violation of any Intellectual Property, (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of, or the conduct of any business by, the Company or any of its Subsidiaries, (iii) for indemnification with respect to any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property, which notice or request has not been finally resolved or (iv) challenging the ownership, use, validity, scope of right or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has, to the knowledge of the Company, received since January 1, 2015 any oral claim from any Person (A) alleging any infringement, misappropriation, misuse, dilution or violation of any Intellectual Property, (B) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of, or the conduct of any business by, the Company or any of its Subsidiaries or (C) challenging the ownership, use, validity, scope of right or enforceability of any Company Intellectual Property.

(f) Except as set forth on Schedule 4.22(f), to the knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property or any Intellectual Property exclusively licensed or purported to be exclusively licensed to the Company or any of its Subsidiaries. Except as set forth on Schedule 4.22(f), neither the Company nor any of its Subsidiaries has made since January 1, 2012 any written or, to the knowledge of the Company, oral claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property or any Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(g) No Open Source Software is or has been included, incorporated or embedded in, linked to or combined or distributed with any product or service distributed by, or in any Software owned or distributed by, the Company or any of its Subsidiaries, in each case, in a manner that subjects any source code for any proprietary Software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person (including the Open Source community) at no fee or that would require the Company or any of its Subsidiaries to limit its freedom to seek full compensation in connection with the distribution of its products or services.

(h) There are no material defects in any of the Software owned, used, held for use in the operation of the businesses of the Company or any of its Subsidiaries as conducted throughout the world that would prevent such Software from performing in accordance with its user specifications and there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful or malicious programs in any such Software.

(i) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries are fully functional and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with the practices of their respective businesses as currently conducted throughout the world and have not materially malfunctioned or failed. There has been no unauthorized use, unauthorized access, interruption, unauthorized modification or corruption to any IT Assets (or any information or transactions store or contained therein or transmitted thereby). The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality, integrity, operation and security of their IT Assets, Software, databases, systems, networks and Internet sites and all information and transactions stored or contained therein or transmitted thereby from any unauthorized use, access, interruption, modification or corruption by third parties. The Company and its Subsidiaries have implemented and maintain backup, storage, security, encryption and disaster recovery technology and procedures consistent with generally accepted industry standards.

(j) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own, use, practice or otherwise exploit any Company Intellectual Property. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any of its Subsidiaries to any Person (other than Buyer or any of its Affiliates) of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property or any Intellectual Property owned by Buyer or any of its Affiliates pursuant to any Contract in effect immediately prior to the Closing to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

(k) No Trade Secret included in the Company Intellectual Property (including any Software source code) has been authorized to be disclosed and, to the knowledge of the Company, no Trade Secret has been actually disclosed by the Company or any of its Subsidiaries to any Person, in each case, other than to employees, consultants, contractors, representatives and agents of the Company and its Subsidiaries pursuant to a written and enforceable confidentiality and/or non-disclosure Contract restricting the disclosure and use thereof, and none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has materially breached or violated any such Contract. The Company and each of its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets included in the Company Intellectual Property and other confidential information and technology of the Company or any of its Subsidiaries (and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). Each employee, consultant, contractor, representative and agent of the Company or any of its Subsidiaries and any other Person, in each case, who is, or who was at any time, involved in the creation or development of any Intellectual Property, technology products or services for or on behalf of the Company and/or such Subsidiary has entered into a valid, binding, written and enforceable Contract with the Company and/or such Subsidiary (i) presently assigning all right, title and interest in, to and under such Intellectual Property, including any and all Company Intellectual Property, to the Company and/or any such Subsidiary and (ii) acknowledging the Company and/or such Subsidiary’s sole and exclusive ownership of all such Intellectual Property.

(l) To the knowledge of the Company, the Company and its Subsidiaries have been and are compliant with all applicable Laws (including Regulation (EU) 2016/679 (the General Data Protection Regulation)), rules, internal and external privacy policies, programs and procedures of the Company and its Subsidiaries and contractual commitments to their respective customers, consumers and employees, in each case to the extent relating to (i) the privacy of individuals and/or (ii) the collection, use, storage, destruction, processing, transmission, transfer (including cross-border transfers), disclosure and protection of any personally-identifiable information and other confidential data or information collected or stored by or on behalf of the Company or any of its Subsidiaries. No Actions, notices, indemnification requests or claims are pending or threatened against the Company or any of its Subsidiaries by any Person or Governmental Authority alleging a violation of any Person’s privacy, personal or confidentiality rights under any Laws, rules, policies, programs or procedures.

(m) No Governmental Authority, university, college, other educational institution or research center has any claim, ownership right or other right to any Company Intellectual Property.

4.23 Permits. Except where the failure to obtain any such Permit would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and each of its Subsidiaries has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to lawfully conduct its business as currently conducted. (a) Each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written, or to the knowledge of the Company, oral, notice of revocation, suspension, cancellation or termination (or threat thereof) of any Material Permit has been received by the Company or any of its Subsidiaries, (c) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit, and (d) each of the Company and each of its Subsidiaries is in compliance with all Material Permits applicable to the Company or such Subsidiary.

4.24 Customers and Vendors. Schedule 4.24(a) sets forth a complete and accurate list of the ten (10) largest accounts with direct customers (based on approximate total revenues attributable to such account), ten (10) largest distributors (based on approximate total revenues attributable to such distributors) and ten (10) largest vendors (based on the total amount purchased from such vendor) of the Company and its Subsidiaries during the fiscal year ended December 31, 2017. Except as set forth on Schedule 4.24(b), (a) since January 1, 2018 to the date of this Agreement, no such customer, distributor or vendor has (i) ceased doing business with the Company and its Subsidiaries or (ii) been involved in a material dispute with the Company or any of its Subsidiaries, and (b) since January 1, 2018 to November 30, 2018, no such customer or distributor has materially reduced, delayed or interrupted its purchases from or provision of services to the Company or its Subsidiaries or, to the knowledge of the Company, threatened to cease or materially reduce, delay or interrupt such purchases or provision of services, with the Company and its Subsidiaries. There are no tender procurement processes for customer, reseller, distributor, agency or similar Contracts that are pending as of the date of this Agreement with respect to which the Company or any of its Subsidiaries is involved.

4.25 Product Warranty and Product Liability.

(a) Since January 1, 2015, each product manufactured, sold, leased, distributed or delivered by the Company or any of the Subsidiaries in conducting its business has been in conformity, in all material respects, with all product specifications, all express and implied warranties, and all applicable Laws, and fit for the purposes for which it is intended to be used and conforms in all material respects with any promises or affirmations of fact made in connection with its sale. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole, there is no defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, and current industry practice with respect to its contents and use.

(b) To knowledge of the Company, neither the Company nor any of the Subsidiaries has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered, by the Company or any of the Subsidiaries. Except as set forth on Schedule 4.25, since January 1, 2015, neither the Company nor any of the Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or Liability for breach of warrant (whether covered by insurance or not) on the part of the Company or any of the Subsidiaries with respect to products manufactured, sold, leased or delivered by the Company or any of the Subsidiaries.

(c) Since January 1, 2015, there have been no product recalls (whether compulsory or voluntarily) involving any products of the Company or its Subsidiaries, and there are no plans to initiate any such voluntary recall or, the knowledge of the Company, any plan to initiate any such compulsory recall.

(d) All of the inventories of the Company and its Subsidiaries as of the Closing Date will consist of items of a quality useable or saleable in the normal course of business and will be in quantities sufficient for (but not materially excessive in light of) the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

4.26 Economic Sanctions and Export Control.

(a) The Company and its Subsidiaries are currently, and have since January 1, 2015 been, in compliance with, all U.S. Law requirements regarding its exports, including the restrictions contained in the Commerce Department’s Export Administration Regulations, the Treasury Department’s Office of Foreign Asset Control regulations, and the State Department’s International Traffic in Arms Regulations.

(b) Neither the Company nor any of its Subsidiaries, nor any of their directors or officers, is a Person that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions.

(c) For the past five years, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

4.27 Solvency. As of immediately prior to the Closing, the Company and its Subsidiaries, when taken as a whole on a consolidated basis, will be Solvent.

4.28 Proxy Statement. None of the information provided in writing by the Company to be included in the Proxy Statement at the date it is first mailed to the Buyer’s shareholders, and at the time of the Buyer Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.29 No Additional Representations and Warranties. Except as provided in this Article IV and in the other Transaction Documents, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or its Affiliates, in respect of the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall limit Buyer’s recourse in respect of claims for fraud.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding section of the Schedules to this Agreement (subject to Section 11.9), Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows (each reference in Sections 5.2 and 5.3 to “this Agreement” being deemed to also refer to each other Transaction Document to which Buyer is or will be a party (upon execution and delivery thereof by Buyer, as applicable)):

5.1 Corporate Organization. Buyer (a) is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and (c) is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of this Agreement. Buyer has made available to Seller true, complete and correct copies of Buyer’s constitutional documents, each as so delivered is in full force and effect as of the date hereof.

5.2 Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Buyer Shareholders Approval, to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Buyer, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3 No Conflict. Except as set forth on Schedule 5.3 and subject to the Buyer Shareholders Approval, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the certificate of incorporation, bylaws or other organizational documents of Buyer or any Subsidiary of Buyer, or any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer is a party or by which Buyer or any Subsidiary of Buyer may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Buyer or any Subsidiary of Buyer or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

5.4 Litigation and Proceedings. There are no Actions, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Buyer which could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

5.5 SEC Filings. The Buyer has since January 22, 2018 timely filed or furnished all Buyer Reports, including, as they have been supplemented, modified or amended since the time of filing, all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act. Each of the Buyer Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Buyer Reports. As of the respective date of its filing or most recent amendment, no Buyer Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer Reports.

5.6 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Seller contained in this Agreement, no consent, clearance, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person, or observation of any waiting period under applicable Law, is required on the part of Buyer with respect to Buyer’s execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act; (b) as otherwise disclosed on Schedule 5.6 and (c) any immaterial consent, approvals, authorizations, designations, declarations or filings.

5.7 Financial Ability. Assuming the Financing is funded on the Closing Date in accordance with the Commitment Letters and Forward Purchase Agreements, the aggregate net proceeds of the Financing and the funds to be contributed to Buyer from the Trust Account are in an amount sufficient to fund the Closing Cash Consideration, to discharge the Credit Agreements in full and to satisfy all of Buyer’s other obligations under this Agreement.

5.8 Debt Financing.

(a) Buyer has delivered to the Company a true, complete and fully executed copy of a commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and as amended from time to time after the date hereof in compliance with Section 6.9, the “Debt Commitment Letter”) from the Debt Financing Sources identified therein confirming their respective commitments to provide Buyer or the Debt Financing Subsidiary with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”)

(b) The Debt Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Buyer or the Debt Financing Subsidiary, as the case may be, and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer or the Debt Financing Subsidiary, as the case may be, and, to the knowledge of Buyer, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Debt Commitment Letter has not been amended, restated or otherwise modified or waived in any respect, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified in any respect. All commitment fees and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full. The Debt Financing Subsidiary is a wholly-owned Subsidiary of Buyer.

(c) As of the date of this Agreement, neither Buyer nor, to the knowledge of Buyer, the other parties thereto have breached any of the covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, and to the knowledge of Buyer no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of Buyer or any other party to the Debt Commitment Letter or (ii) constitute or result in a failure by Buyer or the other parties thereto to satisfy a condition precedent to or other contingency to be satisfied by Buyer or the other parties thereto set forth in the Debt Commitment Letter.

(d) There are no conditions precedent or similar contingencies directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other contracts, arrangements or understandings, whether oral or written, to which the Buyer or any Affiliate thereof is a party directly or indirectly related to the Debt Financing (except for (i) a customary fee letter, a true, complete and fully executed copy of which has been provided to the Company, with only the fee amounts, “market flex”, pricing terms and pricing caps and other commercially sensitive terms redacted, which redacted terms do not impose any additional conditions or otherwise impact the conditionality of the Debt Financing or (ii) those that would not be reasonably expected to adversely affect the availability or amount of the Debt Financing and do not impose any additional conditions or otherwise impact the conditionality of the Debt Financing). As of the date hereof, Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Buyer (directly or through the Debt Financing Subsidiary) on the Closing Date.

5.9 Forward Purchase Agreements.

(a) Buyer has delivered to the Company true, complete and fully executed copies of forward purchase agreements between Buyer, solely for the purposes of Section 7 thereof, One Madison Group LLC, and each of the counterparties parties thereto (the “Forward Purchasers”) (the “Forward Purchase Agreements”) pursuant to which each of the Forward Purchasers has committed, subject to the terms and conditions therein, to provide equity financing to Buyer in the amounts set forth therein for purpose of funding the transactions contemplated hereby (the “FP Financing”).

(b) The Forward Purchase Agreements are in full force and effect and are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date of this Agreement, none of the Forward Purchase Agreements have been amended, restated or modified and no amendment, restatement or modification of the Forward Purchase Agreements is contemplated, and the respective commitments contained in the Forward Purchase Agreements have not been withdrawn, rescinded or otherwise modified.

(c) As of the date of this Agreement, neither Buyer nor, to the knowledge of Buyer, the other parties thereto have breached any of the covenants or other obligations set forth in, or is in default under, the Forward Purchase Agreements, and to the knowledge of Buyer, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Forward Purchase Agreements or (ii) constitute or result in a failure by Buyer or the other parties thereto to satisfy a condition precedent to or other contingency to be satisfied by Buyer or the other parties thereto set forth in the Forward Purchase Agreements.

(d) There are no conditions precedent directly or indirectly related to the funding of the full amount of the FP Financing other than as expressly set forth in the Forward Purchase Agreements. Other than the Forward Purchase Agreements, there are no other contracts, arrangements or understandings entered into by Buyer or any Affiliate thereof directly or indirectly related to the FP Financing (except for those that do not impact the availability, amount or conditionality of the FP Financing). As of the date hereof, Buyer has no reason to believe that any of the conditions to the FP Financing will not be satisfied or that the full amount of the FP Financing will not be available to Buyer on the Closing Date.

(e) The representations and warranties that Buyer has made in the Forward Purchase Agreements to the counterparties thereof are true and accurate as of the date hereof.

5.10 Equity Financing.

(a) Buyer has delivered to the Company true, complete and fully executed copies of subscription agreements (the “Equity Commitment Letters”) from the Equity Financing Sources, pursuant to which the Equity Financing Sources have committed to provide Buyer or an Affiliate thereof with equity financing in connection with the transactions contemplated hereby in the respective amounts set forth therein (the “Equity Financing” and, together with the Debt Financing and the FP Financing, the “Financing”).

(b) Each Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date of this Agreement, none of the Equity Commitment Letters have been amended, restated or modified, and no amendment, restatement or modification of the Equity Commitment Letters is contemplated, and the respective commitments contained in the Equity Commitment Letters have not been withdrawn, rescinded or otherwise modified.

(c) As of the date of this Agreement, neither Buyer nor, to the knowledge of Buyer, the other parties thereto have breached any of the covenants or other obligations set forth in, or is in default under, the Equity Commitment Letters, and to the knowledge of Buyer, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letters or (ii) constitute or result in a failure by Buyer or the other parties thereto to satisfy a condition precedent to or other contingency to be satisfied by Buyer or the other parties thereto set forth in the Equity Commitment Letters.

(d) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letters. Other than the Equity Commitment Letters, there are no other contracts, arrangements or understandings entered into by Buyer or any Affiliate thereof directly or indirectly related to the Equity Financing (except for those that do not impact the availability, amount or conditionality of the Equity Financing). As of the date hereof, Buyer has no reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the full amount of the Equity Financing will not be available to Buyer on the Closing Date.

(e) The representations and warranties that Buyer has made in the Equity Commitment Letters to the counterparties thereof are true and accurate as of the date hereof.

5.11 Trust Account.

(a) As of December 11, 2018, Buyer has at least $304,695,740.90 (the “Trust Amount”) in the account established by Buyer for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 17, 2018, by and between Buyer and the Trustee (the “Trust Agreement”). Buyer has delivered to the Company true, complete and fully executed copies of the Trust Agreement.

(b) The Trust Agreement is in full force and effect and is a valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date of this Agreement, the Trust Agreement has not been amended, restated or modified, and no amendment, restatement or modification of the Trust Agreement is contemplated, and the respective rights and obligations contained in the Trust Agreement have not been withdrawn, rescinded or otherwise modified.

(c) As of the date of this Agreement, neither Buyer nor, to the knowledge of Buyer, the other parties thereto have breached any of the covenants or other obligations set forth in, or is in default under, the Trust Agreement, and to knowledge of Buyer, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Trust Agreement or (ii) constitute or result in a failure by Buyer or the other parties thereto to satisfy a condition precedent to or other contingency to be satisfied by Buyer or the other parties thereto set forth in the Trust Agreement.

(d) There are no conditions precedent directly or indirectly related to the funding of the full amount in the Trust Account (the “Trust Financing”) other than as expressly set forth in the Trust Agreement or in another Buyer Report. Other than the Trust Agreement, there are no other Contracts, side letters, arrangements or understandings (whether written or unwritten, express or implied) (i) between Buyer and the Trustee that would cause the description of the Trust Agreement in the Buyer Reports to be inaccurate in any material respect, (ii) to the knowledge of Buyer, that would entitle any Person (other than (x) shareholders of Buyer holding Buyer Shares sold in Buyer’s initial public offering who shall have elected to redeem their Buyer Shares pursuant to a Buyer Class A Redemption, (y) any underwriters in connection with Buyer’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Buyer 2017 Form 10-K and (z) other advisors of the Company which may be entitled to deferred fees for services provided in connection with the transactions contemplated by this Agreement in an amount not to exceed the amount set forth on Schedule 5.11) to any portion of proceeds in the Trust Account or (iii) entered into by Buyer or any Affiliate thereof directly or indirectly related to the Trust Financing. As of the date hereof, assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby, Buyer has no reason to believe that any of the conditions to the Trust Financing will not be satisfied or that, subject to the Buyer Class A Redemptions, the full amount of the Trust Financing will not be available to Buyer or an Affiliate thereof on the Closing Date.

(e)  Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes on any interest income earned in the Trust Account, (ii) to pay working capital related costs, and (iii) to satisfy obligations in respect of the Buyer Class A Redemption.

(f) As of the date hereof, there are no Actions pending or, to the knowledge of the Buyer, threatened in writing with respect to the Trust Account.

5.12 Brokers’ Fees. Except fees described on Schedule 5.12 (which fees shall be the sole responsibility of Buyer), no broker, finder, financial advisor, investment banker, similar intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.13 Solvency; Company After Transactions. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that (i) the representations and warranties of Seller and the Company contained in this Agreement and the Financial Statements are true and correct in all material respects without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, (ii) the projections for the Company and its Subsidiaries provided to Buyer by Seller have been prepared based on assumptions that were commercially reasonable at the time made, (iii) the performance in all material respects by Seller and its Subsidiaries of their respective obligations hereunder and (iv) assuming the satisfaction of all of the conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement, then after giving effect to the transactions contemplated hereby (including the Financing and any alternative financing), at and immediately after the Closing, the Company and its Subsidiaries (on a consolidated basis) will be Solvent.

5.14 Affiliates. None of Buyer or any Person or entity controlled by Buyer of any Affiliate or Associate of Buyer, owns any business that derives a substantial portion of its revenues from a line of business within the principal lines of business of the Company and its Subsidiaries. For purposes of this Section 5.14, the term “control” shall have the meaning provided in 16 CFR §801.1(b) and the terms “Affiliate” and “Associate” shall have the meanings provided in 16 CFR §801.1(d).

5.15 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Buyer and any of its directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Buyer has made its own investigation of the Company and that neither Seller nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in (i) Article III and Article IV, (ii) any certificate delivered pursuant to Section 9.2(d) and (iii) any other Transaction Document, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Seller, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in (i) this Agreement, (ii) any certificate delivered pursuant to Section 9.2(d) and (iii) any other Transaction Document, Buyer understands and agrees that any inventory, equipment, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding the foregoing, nothing herein shall limit Buyer’s recourse in respect of claims for fraud.

Article VI
COVENANTS OF SELLER and the Company

6.1 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Buyer in writing, operate the business of the Company, including with respect to capital expenditures, in the ordinary course and use their respective commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries and (B) preserve the present relationships with customers, distributors, suppliers and employees of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters set forth in clauses 6.1(e), (f), (i), (l)(iii) or (q)(i)), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law (whether by merger, consolidation or otherwise);

(b) make, set aside or declare any non-cash dividend or non-cash distribution to the stockholders of the Company in their capacities as stockholders (it being acknowledged and agreed that any cash dividends or distributions shall be accurately reflected in the Estimated Closing Statement);

(c) transfer, issue, reissue, deliver sell or dispose of any shares of capital stock, securities, or other equity or voting interests of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities or equity or voting interests of the Company or any of its Subsidiaries;

(d) (i) effect any recapitalization, reclassification, or like change in the capitalization of the Company or any of its Subsidiaries or (ii) amend the terms of, or adjust split, combine, subdivide or reclassify, any capital stock or other equity interests or any class (including the Shares);

(e) enter into or otherwise become subject to (including by acquisition), renew, fail to exercise, waive or release any material right or claim, modify or terminate (excluding any expiration or any renewal upon expiration, in accordance with its terms) any Material Contract (other than any Credit Document) or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement other than, in each case, in the ordinary course of business;

(f) except (i) as otherwise required by Law or (ii) required pursuant to existing Company Benefit Plans that are listed on Schedule 4.13(a) as in effect on the date of this Agreement, (A) grant, increase, accelerate the vesting or time of payment of, or in any way cause the funding of, any compensation, equity or equity-based awards, incentive opportunity, benefits or termination pay to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (B) adopt, enter into, terminate or amend any Company Benefit Plan (or any plan that, had it been in existence on the date hereof, would be a Company Benefit Plan), (C) forgive any loans, or issue any loans to any current or former employee, director or independent contractor, or (D) hire any employee with an annual base salary in excess of $150,000 or terminate the employment of any employee with an annual base salary in excess of $150,000 other than for cause;

(g) except as required by Law, enter into or amend any collective bargaining or other labor agreement;

(h) acquire, whether by merger or consolidation or otherwise, or merge or consolidate with, or purchase substantially all of the assets or any equity interests directly or indirectly, of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i) enter into any new commitments to make any capital expenditures not to exceed $500,000, in the aggregate, except acquisitions of equipment to be supplied to customers in the ordinary course of business;

(j) (i) acquire any assets other than supplies, raw materials and equipment in the ordinary course of business or (ii) sell, lease (as lessor), transfer, license, encumber, abandon, fail to maintain, assign or otherwise dispose of or create, incur, permit to exist any Lien on or encumber any assets pertaining to the business of the Company and its Subsidiaries (except (x) with respect to Intellectual Property, which shall be governed by Sections 6.1(m) and 6.1(n), (y) sales, transfers or dispositions of obsolete equipment in the ordinary course of business and (z) sales of inventory in the ordinary course of business);

(k) make any material loans or material advances to, or capital contributions to or investments in, any Person, except for loans and advances by and between the Company and its Subsidiaries and for advances to employees or officers of the Company or any of its Subsidiaries, in each case, in the ordinary course of business and consistent with past practice;

(l) except as required by Law, (i) make or change any material Tax election, (ii) adopt or change any material Tax accounting method or change any annual Tax accounting period, (iii) agree to extend or waive the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, any material Tax, (iv) file any amended Tax Return, (v) enter into any closing agreement, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax Liability or (viii) take or omit to take any other material action with respect to Taxes that is outside of the ordinary course of business;

(m) pledge, sell, assign, transfer, lease, sublease, license, sublicense, covenant not to sue, abandon, mortgage, encumber or otherwise dispose of, modify, terminate or permit to lapse, place in the public domain, or otherwise fail to take any action to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Company Intellectual Property, except, in each case, as required under the Credit Documents, the granting of non-exclusive licenses in the ordinary course of business, or in connection with the abandonment of such Intellectual Property that the Company reasonably determines is no longer material to the Company or its Subsidiaries;

(n) fail to (i) pay any annuity or prosecution, maintenance or other fee or file any document, response to office action or other filing, in each case, in connection with any Registered Intellectual Property when due or (ii) diligently prosecute and maintain all Registered Intellectual Property, except, in each case, in connection with the abandonment of such Registered Intellectual Property that the Company reasonably determines is no longer material to the Company or its Subsidiaries;

(o) enter into any (i) agreement that restricts or purports to restrict the ability of the Company, any of its Subsidiaries or any of its Affiliates (including, after the Closing, Buyer) to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, or enter into any agreement that restricts the ability of the Company, any of its Subsidiaries or any of its Affiliates to enter a new line of business or (ii) agreement with a reseller, distributor or sales agent for the Company’s products or services that does not contain the Company Exclusivity Provision;

(p) enter into, renew or amend in any material respect any Affiliate Agreement (other than the termination thereof permitted pursuant to Section 6.4);

(q) (i) waive, settle or satisfy any claim against the Company or any of its Subsidiaries (which shall include, but not be limited to, any pending or threatened Action), other than settlements that contemplate solely monetary relief not in excess of $100,000 in the aggregate (which amounts are paid prior to the Closing or fully accrued in the Estimated Closing Statement) and do not relate to the transactions contemplated hereby or have any material reputational implications for the Company and/or its Subsidiaries or (ii) waive, settle or satisfy any matters relating to the Specified Litigation (it being understood that the Specified Litigation shall be for Buyer’s benefit and, in order to give effect to the foregoing, for purposes of the determination of Closing Cash Consideration and any Adjustment Amount, (x) any amounts paid to the Company or any of its Subsidiaries prior to the Closing in respect of the Specified Litigation (other than any refundable deposits referred to in the definition of “Cash and Cash Equivalents”) shall be deducted from the determination of “Cash and Cash Equivalents” and (y) “Net Working Capital” shall not include any accruals, receivables or other assets in respect of the Specified Litigation);

(r) change its working capital and/or cash management practices in any material respect, including its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(s) fail to maintain in full force and effect any Insurance Policy (other than as a result of the termination of Insurance Policies in accordance with their terms but only to the extent such policies are replaced with new Insurance Policies on substantially similar terms without diminution of or gaps in coverage in any material respect), or materially reduce the amount of any insurance coverage provided thereunder;

(t) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money other than (i) in connection with borrowings under the Company’s existing Credit Documents in the ordinary course of business, (ii) indebtedness owed to the Company and its Subsidiaries or (iii) other indebtedness in an aggregate principal amount not to exceed $250,000;

(u) subject any material properties or assets of the Company and its Subsidiaries to any Lien, except for Permitted Liens;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(w) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(x) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business or (ii) as may be required by GAAP;

(y) incur any liabilities (other than any liabilities arising in the ordinary course and consistent with past practice owed (i) by the Company or any Subsidiary of the Company to any Subsidiary of the Company that is organized outside of the United States or (ii) by any Subsidiary of the Company that is organized outside of the United States to another Subsidiary of the Company that is organized outside of the United States; or

(z) agree, authorize, resolve or commit to do any action prohibited under this Section 6.1.

Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date. Prior to the Closing Date, Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, Seller shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and other documents of or pertaining to the Company and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided that in the event the Company does not provide information in reliance on confidentiality obligations or privilege, the Company shall provide notice to the Buyer that such information is being withheld (but solely to the extent both feasible and permitted under such confidentiality obligation, or without waiving such privilege, as applicable) and the Company shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under such confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; provided further, however, that Buyer shall not be permitted as part of such access to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. In the event any of the restrictions set forth in this Section 6.2 apply, Seller and Buyer shall discuss in good faith arrangements to provide for such access, including entry into a joint defense agreement with respect to information that is subject to attorney-client privilege. All information obtained by Buyer and its representatives under this Agreement shall be subject to the Confidentiality Agreement. No investigation by Buyer, any of its Affiliates or any of their respective Representatives or other information received by, or knowledge of, Buyer, any of its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or the Company hereunder.

6.3 HSR Act, Regulatory Approvals and Third Party Consents.

(a) In connection with the transactions contemplated by this Agreement, Seller shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and each of the other permits, approvals, clearances, and consents of or filings necessary or advisable to be obtained from the applicable Regulatory Consent Authority and any other Governmental Authorities (“Regulatory Approvals”). Seller shall (i) use commercially reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b) Seller and the Company shall, and shall cause their respective Affiliates to, cooperate reasonably and in good faith with Buyer and with the Regulatory Consent Authorities and any other Governmental Authorities with respect to the Regulatory Approvals and use its reasonable best efforts to promptly undertake all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable, if requested in writing by Buyer, to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority and any other Governmental Authorities with respect to the Regulatory Approvals, or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, but Seller and the Company shall have no obligation to take any action that would have a material affect on the business of the Company and its Subsidiaries, taken as a whole, unless such action is conditional upon and solely effective at or after Closing.

(c) Seller and the Company shall promptly furnish to Buyer copies of any notices or written communications received by Seller or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement and shall not respond to any such notice or written consent without the prior written consent of Buyer. None of Seller, the Company or any of their Affiliates shall extend any waiting period or comparable period under the HSR Act or in connection with any of the other Regulatory Approvals or enter into any agreement with any Governmental Authority without the prior written consent of Buyer. None of Seller, the Company or any of their Affiliates shall attend any substantive meetings or discussions, either in person or by telephone, with any Governmental Authority concerning or in connection with the transactions contemplated hereby without the prior written consent of Buyer.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties specified in Schedule 6.3(d); provided, however, that the Seller shall not be obligated to, and, without the prior written consent of Buyer, none of the Company or any of its Subsidiaries shall, pay any consideration therefor to any third party from whom consent or approval is requested, grant any accommodations to such third party or accept any amendment, conditions or obligations with respect to any Contract with such third party.

6.4 Termination of Certain Agreements. On and as of the Closing, Seller shall take all actions necessary to cause all Affiliate Agreements (other than the Contracts listed on Schedule 6.4) and all Related Party Liabilities in connection therewith, to be terminated without any further force and effect or continuing Liability of Buyer, the Company or any of their respective Affiliates, including the Management Agreement. The Company shall deliver to Buyer written evidence reasonably satisfactory to Buyer of each such termination prior to the Closing.

6.5 Company Real Property Certificate. At the Closing, Seller shall deliver to Buyer a statement, substantially in the form attached hereto as Annex A, in accordance with Treasury Regulation Sections 1. 1445-2(b)(2) certifying that Seller is not a foreign person.

6.6 Nonsolicitation. From the date of this Agreement until the earlier of (x) the Closing or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each of Seller and the Company agrees that it will not, and will not authorize or permit any of its Affiliates or any of its or any of its Subsidiary’s Representatives (in their capacity as such), to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs Seller or the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Buyer as soon as practicable following its or Seller’s awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with Buyer) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s Shares or other equity interests. Promptly following execution of this Agreement, Seller and its Affiliates and Representatives will terminate any existing discussions with any Person other than Buyer and its Affiliates and Representatives regarding any Acquisition Proposal and request the return or destruction of any confidential information of the Company and its Subsidiaries provided to any such Person in connection therewith. Effective as of the Closing, Seller shall cause to be assigned to the Company all of Sellers’ and its Affiliates’ rights under any confidentiality agreement or non-solicitation agreement entered into with any Person other than Buyer and its Affiliates regarding any Acquisition Proposal.

6.7 Cooperation with Proxy Statement and SEC Filings.

(a) Prior to the Closing and in connection with Buyer’s preparation of the Proxy Statement, any other filing required to be made by Buyer with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement or other required filings, Seller and the Company shall use their respective reasonable best efforts to provide to Buyer, and shall cause each of the Company’s Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting representatives, to provide all cooperation reasonably requested by Buyer that is customary in connection with the preparation of the Proxy Statement and such other filings or responses to SEC comments, which may include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of the Company or any of its Subsidiaries in the Proxy Statement and other filings with the SEC. The Company hereby consents (on behalf of itself and its Subsidiaries) to Buyer’s use of any audited or unaudited financial statements relating to the Company or any of its Subsidiaries or entities or businesses acquired by the Company or any of its Subsidiaries to be used in the Proxy Statement and any other filings that Buyer makes with the SEC.

(b) Each of Seller, the Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of Buyer and at the time of the Buyer Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to Seller, the Company, Buyer or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Seller or Buyer that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Buyer.

(c) Buyer shall give Seller, the Company and their Representatives and counsel the opportunity to review and comment, prior to their being filed with the SEC, (i) the Proxy Statement and (ii) all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments made by the SEC. Buyer shall consider such comments in good faith and shall accept such reasonable additions, deletions or changes suggested by Seller, the Company and their Representatives and counsel in connection therewith as Buyer deems appropriate, in its reasonable discretion.

(d) Buyer will advise Seller and the Company, promptly after Buyer receives notice thereof, of the time when the Proxy Statement has “cleared” comments by the SEC or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. Buyer shall provide the Seller and its counsel with any written comments or other communications that Buyer or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications.

(e) Seller and the Company shall cause to be prepared and delivered to Buyer (i)as soon as practicable following the date hereof, the financial statements set forth on Schedule 6.7(e)(i) (the financial statements set forth on Schedule 6.7(e)(i), the “Required Financial Statements”) and (ii) in the event the Closing will occur after May 15, 2019, the financial statements set forth on Schedule 6.7(e)(ii).

6.8 Release.

(a) Except as set forth in Section 6.8(b), from and after the Closing, Seller agrees (on behalf of itself and its Affiliates) that none of Buyer or any of its Affiliates including the Company and its Subsidiaries, including current or former officers and directors, members, managers or Representatives of the Company or any of its Subsidiaries, shall have any Liability or responsibility to Seller or any of its Affiliates for (and, from and after the Closing, Seller hereby unconditionally releases (and shall cause its Affiliates to unconditionally release) such Persons from) any obligations or Liability (i) arising out of, or relating to, the organization, management or operation of the businesses of the Company or any of its Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing or the direct or indirect ownership of any equity or other interests in the Company or its Subsidiaries on or prior to the Closing or (ii) relating to or arising out of this Agreement, any other Transaction Document (including due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained herein or therein) and the transactions contemplated hereby or thereby.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.8 is intended to, nor does it, limit, impair or otherwise modify or affect, and the release contemplated by this Section 6.8 does not include, any rights of Seller or any of its Affiliates or obligations of Buyer or any of its Affiliates including the Company and its Subsidiaries, including current or former officers and directors, members, managers or Representatives of the Company or any of its Subsidiaries, (i) expressly set forth in this Agreement or any other Transaction Document or arising out of, or relating to, the transactions contemplated thereby, (ii) under any Affiliate Contract set forth on Schedule 6.4 or (iii) to indemnification or advancement or reimbursement of expenses as contemplated by Section 7.2. The Parties acknowledge and agree that the limits imposed pursuant to this Section 6.8 were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

6.9 Financing Cooperation.

(a) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, including using its reasonable best efforts with respect to the following:

(i) participation at reasonable times and locations in a reasonable number of meetings, due diligence sessions (including accounting due diligence sessions), drafting sessions, presentations, “road shows” and sessions with prospective financing sources, investors and ratings agencies, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand;

(ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda (including a bank information memorandum that does not include information of the type that would constitute material non-public information of the Company or its Subsidiaries if the Company was a publicly reporting company and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective Debt Financing Sources or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include information of the type that would constitute material non-public information about the Company or its Subsidiaries or securities if the Company was a publicly reporting company and containing a customary “10b-5” representation by the Company consistent with the Debt Commitment Letter), in each case, to the extent reasonably necessary and customarily delivered in connection with debt financings of the same type as the Debt Financing;

(iii)  causing the Company’s independent auditors to provide reasonable and customary assistance and cooperation in connection with the Debt Financing;

(iv) assisting Buyer in obtaining any corporate ratings from any ratings agencies contemplated by the Debt Financing;

(v) furnishing (x) at least four (4) Business Days prior to the Closing, all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, that has been reasonably requested by Buyer at least ten (10) Business Days prior to the Closing and (y) at least four (4) Business Days prior to the Closing, all documentation and other information relating to beneficial ownership and other information required by the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time), to the extent such documentation or other information has been reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing, and in each case is necessary to satisfy the conditions set forth in paragraph 8 of the Conditions Exhibit to the Debt Commitment Letter, but in each case, solely as relating to the Company and its Subsidiaries to the extent reasonably requested by Buyer in advance thereof;

(vi) executing and delivering at Closing of any credit agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company in the form of Annex I to the Conditions Exhibit to the Debt Commitment Letter;

(vii) cooperating with, and taking actions reasonably requested by, Buyer in order to facilitate the termination and payoff of the commitments and loans under the Credit Documents at Closing upon or simultaneously with the funding of the Debt Financing (including, upon such funding, and subject to receipt of funds from the Buyer pursuant to Section 2.7, (w) the repayment in full of all obligations then outstanding thereunder, (x) the release of all encumbrances, security interests and collateral (subject to customary exceptions), (y) the termination of all guaranties and the agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case at the Closing) and facilitating the delivery to Buyer of payoff letters, lien terminations and other instruments of discharge with respect to the Credit Documents in customary form and substance from the administrative agent or other similar agents under the Credit Documents;

(viii) assisting the Debt Financing Sources in benefiting from the existing material lending and investment banking relationships of the Company and its Subsidiaries; and

(ix) facilitating the obtaining of guarantees and pledging of collateral as may be reasonably requested by Buyer, including executing and delivering any customary guarantee, pledge and security documents, currency or interest hedging arrangements or other definitive financing documents, or other customary certificates or documents as may be reasonably requested by Buyer to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Closing (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing) and delivery to the Debt Financing Sources at the Closing of all certificates representing outstanding equity interests of the Company and each of its Subsidiaries.

(x) updating any Required Information provided to Buyer as may be necessary to ensure that (i) the financial statements comprising the Required Information present fairly, in all material respects, the consolidated financial position, results of operations, income and cash flows of Ranpak Corp. and its Subsidiaries as of the dates and for the periods indicated in such financial statements in conformity with GAAP consistently applied throughout the periods presented (except, in the case of any interim unaudited financial statements, for the absence of footnotes and other presentation items and for normal year-end adjustments (none of which will be material)) and (ii) no independent auditor has withdrawn, or has advised the Company or any of its Subsidiaries in writing that they intend to withdraw, their audit opinion with respect to any financial statements contained in the Required Information.

(b) Notwithstanding the foregoing, nothing in Section 6.9(a) shall require the Company, its Subsidiaries or any of their Representatives to:

(i) waive or amend any term of this Agreement or any other contract to which it is a party or take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article IX to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement by the Company;

(ii) take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any if its Subsidiaries’ organizational documents or any applicable Law or result in a breach of or default under any Material Contract;

(iii) execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (except the authorization letters contemplated by clause (a)(ii) above) or adopt any resolution, grant any approval or authorization or otherwise take any action that is not contingent on, or that would be effective prior to, the occurrence of, the Closing;

(iv) pay any commitment fee or other fee or payment, reimburse any expenses, give any indemnities or otherwise incur any Liability or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing (except with respect to the authorization letters contemplated by clause (a)(ii) above);

(v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create an unreasonable risk of harm to any property or assets of the Company or its Subsidiaries;

(vi) provide any information the disclosure of which is subject to confidentiality obligations or is legally privileged; provided that in the event the Company does not provide information in reliance on confidentiality obligations or privilege, the Company shall provide notice to the Buyer that such information is being withheld (but solely to the extent both feasible and permitted under such confidentiality obligation, or without waiving such privilege, as applicable) and the Company shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under such confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; and

(vii) provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Debt Financing.

In addition, no Representative of the Company or any of its Subsidiaries shall be required to deliver any certificate or take any other action that could reasonably be expected to result in personal liability to such Representative.

(c) Buyer shall comply with Section 11.6 with respect to the payment of all fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries solely in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type solely in connection with the arrangement of any Debt Financing and any information used in connection therewith, except with respect to a material misstatement or material omission in any information prepared or provided by the Company or any of its Subsidiaries or any of their respective representatives pursuant to this Section 6.9 or to the extent such losses, damages, claims, costs or expenses arise from the material breach of this Agreement by the Seller or the Company or result from the gross negligence, bad faith or willful misconduct of Seller, the Company, any of its Subsidiaries or their respective Representatives. This Section 6.9(c) shall survive the Closing and any termination of this Agreement.

(d) All non-public information provided by the Company or any of its Subsidiaries or any of their representatives pursuant to this Section 6.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to the financing sources (including the Debt Financing Sources) and other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to such Persons entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing and the Equity Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

(f) The Company shall provide to the Buyer, as promptly as reasonably practicable, the Required Information.

(g) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 9.2(b) as it applies to the obligations of the Company under this Section 6.9 shall be deemed satisfied unless the Company has knowingly materially breached its obligations under this Section 6.9 and such breach has been the primary cause of the Debt Financing not being obtained.

6.10 R&W Insurance Cooperation. Seller and the Company shall provide to Buyer any assistance reasonably requested by Buyer in connection with satisfying any conditions to the effectiveness of the representation and warranty liability insurance policy Buyer is obtaining in connection with the transaction to the extent not satisfied following the date hereof, including by delivering to Buyer electronic copies of the index and contents (as of the date hereof) of the virtual data room created and populated in connection with the transactions contemplated hereby.

Article VII
COVENANTS OF Buyer

7.1 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its controlled Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and in connection with the other Regulatory Approvals. Buyer shall substantially comply with any Information or Document Requests.

(b) Buyer shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and each other relevant jurisdiction to obtain the Regulatory Approvals, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Governmental Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Without limiting the generality of Section 7.1(b), Buyer shall cooperate reasonably and in good faith with the Regulatory Consent Authorities and any other Governmental Authorities with respect to the Regulatory Approvals and use its reasonable best efforts to promptly undertake all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority and any other Governmental Authorities with respect to the Regulatory Approvals, or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, including (i)  proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Buyer or (B)the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company, Buyer or any of their respective Affiliates and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date.

(d)  Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business, or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (provided that in each of these circumstances, such business, business organization or assets, in whole or in part, overlap and compete with the business of the Company and its Subsidiaries), if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents, waivers, approvals and waiting period expirations and terminations necessary to consummate the transactions contemplated by this Agreement; (ii) increase the risk of any Governmental Authority entering any injunction or other order, decree or ruling that would adversely affect the ability of the Parties hereto to consummate the transactions contemplated by this Agreement, (iii) require the transactions contemplated under this Agreement to be subject to the approval of a Governmental Authority that, absent such action by Buyer or its Affiliates, would not otherwise be required or (iv) increase the risk of not being able to adequately defend against or overturn any regulatory action by any Governmental Authority to prevent or enjoin the consummation of the transactions contemplated by this Agreement or any Action brought by any Governmental Authority in connection therewith.

(e) Buyer shall promptly furnish to Seller copies of any notices or written communications received by Buyer or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer shall permit counsel to Seller an opportunity to review in advance, and Buyer shall consider in good faith the reasonable views of such counsel in connection with, any proposed written communications by Buyer and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Buyer shall not extend any waiting period or comparable period under the HSR Act or in connection with any of the other Regulatory Approvals or enter into any agreement with any Governmental Authority without the written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed). Buyer agrees to provide Seller and its counsel the opportunity, on reasonable advance notice, to attend any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary, nothing in this clause (e) shall require Buyer to take any action (or abstain from taking any action) the taking (or not taking) of which is prohibited by Law or Governmental Order.

(f) Buyer shall pay all filing fees payable to the Regulatory Consent Authorities and any other Governmental Authorities with respect to the Regulatory Approvals in connection with the transactions contemplated by this Agreement.

7.2 Indemnification and Insurance.

(a) From and after the Closing, Buyer shall cause the Company to indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law, subject to Buyer’s receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified). Without limiting the foregoing, (i) Buyer shall cause the Company and each of its Subsidiaries (A) to maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (B) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law and (ii) Buyer and the Company agree that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company and its Subsidiaries pursuant to this Section 7.2 and that the Company and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by, and to the extent provided in, this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind against such Sponsor Director or its Affiliates in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.2. Notwithstanding anything to the contrary, (x) no indemnification or advancement of funds shall be available under this Section 7.2 or otherwise by Buyer, the Company or any of their respective Affiliates in respect of any Damages relating to the breach or inaccuracy of any representation, warranty, covenant or agreement hereunder or under another Transaction Document of Seller, the Company or any of their respective Affiliates and (y) if any Damages that are indemnifiable by Buyer, the Company or its Subsidiaries would reasonably be expected to be covered by the D&O Tail, then the person entitled to such indemnification shall be obligated to seek recourse under the D&O Tail before pursuing any such claim for indemnification (or expense advancement).

(b) The Company shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing (the “D&O Tail”) and, if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the transactions contemplated hereby indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Company. In the event that Buyer or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.3 Employment Matters.

(a) For a period of one (1) year following the Closing Date, Buyer shall provide each employee of the Company or any of its Subsidiaries who continues in the employ of Buyer or any of its respective Affiliates following the Closing Date (each, a “Continuing Employee”) and whose terms and conditions of employment are not subject to a collective bargaining or similar labor agreement (each, a “Company Non-Union Employee”) with (A) annual base salary and annual cash incentive compensation opportunities that are no less than the annual base salary and annual cash incentive compensation opportunities, respectively, provided to each such Company Non-Union Employee immediately prior to the Closing Date, (B) employee benefits that are substantially comparable in the aggregate to those benefits provided by the Company to each such Company Non-Union Employee immediately prior to the Closing Date; provided that such employee benefits shall exclude any change in control, transaction and retention benefits, equity and equity-based awards and programs, defined benefit pension benefits and retiree medical benefits that may be provided by the Company immediately prior to the Closing Date, and (C) severance benefits that are no less favorable than the severance benefits provided pursuant to the severance plans or policies listed in Schedule 7.3(b). As to each Continuing Employee whose terms and conditions of employment are subject to a collective bargaining or similar labor agreement, Buyer shall comply with the terms and conditions of each applicable collective bargaining or similar labor agreement in a manner consistent with Law.

(b) From and after the Closing, Buyer shall give each Company Non-Union Employee service credit for purposes of eligibility to participate, level of benefits and vesting under any employee benefit plans (including severance and vacation/paid time off policies, but excluding any defined benefit pension plan benefits) provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates for such Company Non-Union Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries under any analogous Company Benefit Plan, except to the extent such credit would result in the duplication of benefits for the same period of service.

(c) Buyer shall use commercially reasonable efforts to (i) waive or cause to be waived for each Company Non-Union Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Company Non-Union Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to (or was previously satisfied by) such Company Non-Union Employee under the terms of the analogous welfare plans of the Company and its Subsidiaries, and (ii) give or cause to be given full credit under the welfare plans of Buyer and its Affiliates applicable to each Company Non-Union Employee and his or her dependents under any analogous Company Benefit Plan for all co-payments, deductibles and out-of-pocket limits satisfied prior to the Closing in the same plan year as the Closing and, for any lifetime maximums, as if there had been a single continuous employer.

(d) (i) At least five Business Days prior to the Closing Date, the Company shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (ii) at least seven Business Days prior to the Closing Date, the Company shall use reasonable best efforts to ensure that the right to any Parachute Payment shall have been irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) and (iii) the Seller shall have delivered to the Buyer true and complete copies of all disclosure and documents that comprise the stockholder approval of each Parachute Payment and the calculations and any backup data reasonably requested by Buyer used to determine what payments might constitute Parachute Payments in sufficient time to allow the Buyer to comment thereon but no less than five Business Days prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of the Buyer thereon.

(e) Prior to the Closing Date, Seller shall cause the Company and its Affiliates to comply with any Law or other requirement (whether statutory or pursuant to a Company Labor Agreement or any other written agreement with, or the constitution of, any works council or other employee body), to inform and/or consult with any employees, a relevant trade union or works council or any other employee representatives in relation to the transactions contemplated hereby.

(f) The parties acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of the parties hereto. This Agreement is not intended by the parties to, and nothing in this Section 7.3 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to or modification of any Company Benefit Plan or Company Labor Agreement or any other employee benefit plan, program, policy, agreement or arrangement, (ii) create any obligation of the parties hereto with respect to any employee benefit plan, program, policy, agreement or arrangement of Buyer or the Company or any of their respective Affiliates, (iii) prevent Buyer or the Company or any of their respective Affiliates from amending or terminating any Company Benefit Plans in accordance with their terms, or (iv) confer on any Continuing Employee or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

7.4 Nonsolicitation.

(a) From the date of this Agreement until the earlier of (x) the Closing or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby and by the other Transaction Documents, Buyer agrees that it will not, and will not authorize or permit any of its Affiliates or any of its or its Subsidiaries’ Representatives (in their capacity as such), to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, (iii) enter into any agreement in principle of acquisition agreement or any similar agreement relating to an initial Business Combination or (iv) approve or recommend or propose publicly to approve or recommend any initial Business Combination.

(b) From the date of this Agreement until the earlier of (x) the Closing or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby and by the other Transaction Documents, Buyer shall immediately cease and terminate any solicitations, discussions or negotiations with any Person with respect to any initial Business Combination and shall direct its Representatives to cease and terminate any such solicitations, discussions or negotiations.

7.5 Proxy Statement.

(a) As promptly as practicable following the date hereof, Buyer shall prepare, and as promptly as practicable following receipt of the Required Financial Statements and the other information relating to the Company required to be included in the Proxy Statement, Buyer shall file with the SEC, in preliminary form, a proxy statement in connection with the transactions contemplated hereby (the “Proxy Statement”) and provide its shareholders with the opportunity to redeem their Buyer Shares pursuant to the Buyer Class A Redemption in accordance with the applicable terms of Buyer Articles of Association, any related agreements of Buyer or its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NYSE. Buyer shall use reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations of the SEC. In the Proxy Statement, Buyer shall (i) solicit proxies from its shareholders to vote at the Buyer Shareholders Meeting in favor of (A) all shareholder approvals required by the rules of the NYSE with respect to the issuance of Buyer Shares in connection with the Financing and (B) any other proposals the Buyer deems necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with Regulation 14A of the Exchange Act. Buyer may include in the Proxy Statement matters to be acted on by Buyer’s shareholders at the Buyer Shareholder Meeting other than the Transaction Proposals, it being understood that the approval of any such other matters shall not be conditions to or otherwise delay or hinder, the consummation of the transactions contemplated by this Agreement. Buyer shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable best efforts to seek the completion of the review by the SEC of the Proxy Statement as promptly as practicable.

(b) Buyer shall cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of the Buyer, promptly following (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

7.6 Buyer Shareholders Meeting. Buyer shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, call, give notice of, convene and hold a meeting of Buyer’s shareholders (the “Buyer Shareholders Meeting”), for the purpose of voting on the approval of the Transaction Proposals, which meeting shall be held not more than thirty-five (35) days after the date on which Buyer mails the Proxy Statement to its shareholders. Buyer shall take all actions within its control that are necessary, proper or advisable to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable for the purpose of approving the Transaction Proposals; provided, however, that Buyer shall not be required to pay any consideration, or grant any accommodation, to any shareholder of Buyer to induce such shareholder to vote on or for the Transaction Proposals. Buyer shall, through its board of directors, recommend to its shareholders that they vote in favor of the Transaction Proposals (the “Board Recommendation”) and Buyer shall include the Board Recommendation in the Proxy Statement. The board of directors of Buyer shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to adjourn the Buyer Shareholders Meeting, provided that the Buyer Shareholders Meeting is not adjourned to a date that is more than thirty-five (35) days after the date for which the Buyer Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law), (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Buyer has determined in good faith is required by applicable Law is disclosed to Buyer’s shareholders and for such supplement or amendment to be promptly disseminated to the Buyer’s shareholders prior to the Buyer Shareholders Meeting, (b) if, as of the time for which the Buyer Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Buyer Voting Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Shareholders Meeting, or (c) by up to ten (10) Business Days in order to solicit additional proxies from shareholders in favor of the adoption of the Transaction Proposals; provided, that in the event of an adjournment pursuant to clauses (a) or (b) above, the Buyer Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Buyer Shareholders Meeting be reconvened on a date that is later than ten (10) Business Days prior to the Termination Date.

7.7 Debt Financing.

(a) Buyer shall, and shall cause the Debt Financing Subsidiary to, take all actions within its control that are necessary, proper or advisable to arrange and obtain the Debt Financing on terms and conditions not materially less favorable than those described in the Debt Commitment Letter as promptly as practicable after the date hereof, including taking all actions within its control to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms no less favorable to Buyer, (iii) satisfy or obtain a waiver thereof on a timely basis all conditions in the Debt Commitment Letter, (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce its rights under the Debt Commitment Letter.

(b) Buyer shall, upon the reasonable request of the Company, keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company notice of any material adverse change with respect to such Financing as promptly as practicable. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice (x) of any material breach or default by any party to the Debt Commitment Letter or any definitive agreements related to the Debt Financing, in each case of which Buyer becomes aware, (y) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (1) material breach of Buyer’s or the Debt Financing Subsidiary’s obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or default, termination or repudiation by any party of the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing or any provisions of the Debt Commitment Letter, in each case, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing or (z) if, at any time, Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on terms and conditions, in the manner, or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Debt Financing; provided that in no event shall Buyer be under any obligation to disclose any information pursuant to clauses (1) or (2) that would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within 24 hours of the delivery by the Company to Buyer of a written request therefor, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(c) Buyer shall have the right from time to time to amend, supplement or otherwise modify or waive its rights under the Debt Commitment Letter, including to (i) obtain alternative sources of financing in lieu of all or a portion of the Debt Financing, including in a private placement of securities pursuant to Rule 144A under the Securities Act, (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments or (iii) modify pricing and implement or exercise any of the “market flex” provisions exercised by the Lenders in accordance with the Debt Commitment Letter; provided that no such amendment, supplement, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing, to less than the amount required to consummate the transactions contemplated by this Agreement (except to the extent there is a corresponding increase to the Equity Financing), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter or (C) otherwise amend, supplement, modify or waive the terms of the Debt Commitment Letter in a manner that could reasonably be expected to impede, delay or prevent the Closing. Buyer shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Debt Commitment Letter promptly upon execution thereof. Buyer shall use its reasonable best efforts to refrain, and shall cause the Debt Financing Subsidiary to use its reasonable best efforts to refrain, from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letter or in any definitive agreement related to the Debt Financing. Buyer shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Commitment Letter and the definitive agreements with respect thereto.

(d) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a direct and proximate result of the Company’s material breach of any provision of this Agreement), Buyer shall take all actions within its control that are necessary, proper or advisable to arrange and obtain any such portion from alternative sources, on terms, taken as whole, that are not materially more adverse to Buyer or the Debt Financing Subsidiary (including after giving effect to the market flex provisions) or that are otherwise reasonably acceptable to Buyer, as promptly as practicable following the occurrence of such event; provided that the terms of such alternative financing shall not (A) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter or (B) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (together with the other sources of Financing contemplated hereby). Buyer shall deliver to the Company true, correct and complete copies of all agreements entered into in connection with any such alternative financing promptly following the execution thereof; provided, that Buyer shall be permitted to redact any fee letters required to be delivered pursuant to this sentence in the same manner as contemplated by Section 5.8(d).

(e) In furtherance of, and subject to the conditions set forth in, the provisions of this Section 7.7, the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Buyer after the date of this Agreement but prior to the Closing by instruments (the “New or Amended Debt Commitment Letters”) that either amend, amend and restate, or replace the existing Debt Commitment Letter or contemplate co-investment by or financing from one or more other or additional parties. In such event, the term “Debt Commitment Letter” as used herein shall be deemed to include the New or Amended Debt Commitment Letters to the extent then in effect and the term “Debt Financing” as used herein shall be deemed to include the debt financing contemplated by any such New or Amended Debt Commitment Letters. Buyer shall furnish to the Company a copy of any New or Amended Debt Commitment Letter promptly upon execution thereof.

(f) Buyer acknowledges and agrees that the obtaining of any financing is not a condition to the Closing.

(g) At all times prior to and including the Closing Date, the Buyer shall cause the Debt Financing Subsidiary to remain a wholly-owned Subsidiary of the Buyer.

7.8 Forward Purchase Agreements.

(a) Buyer shall take all actions within its control that are necessary, proper or advisable to ensure that the FP Financing is funded at or prior to the Closing on the terms and conditions described in the Forward Purchase Agreements, including, to the extent within its control, (i) maintaining in effect the Forward Purchase Agreements, (ii) satisfying or obtaining a waiver thereof on a timely basis all conditions in the Forward Purchase Agreements, (iii) consummating the FP Financing at or prior to the Closing and (iv) enforcing its rights under the Forward Purchase Agreements, including seeking specific performance of the parties thereunder. Buyer shall not amend, supplement or otherwise modify or waive its rights under the Forward Purchase Agreements without the prior written consent of Seller if such amendment, supplement, modification or waiver would (1) impose new or additional conditions precedent or expand upon the conditions precedent to the FP Financing as set forth in the existing Forward Purchase Agreements or (2) reduce the aggregate amount of available FP Financing to less than the amount required to consummate the transactions contemplated by this Agreement (together with the other sources of Financing contemplated hereby). Buyer shall not terminate, or assign its rights under, the Forward Purchase Agreements without the prior written consent of Seller.

(b) Buyer shall give the Company prompt notice (x) of any actual or anticipated breach or default (or any circumstance or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach or default) by any party to any Forward Purchase Agreements or any condition which would reasonably be expected not to be satisfied and (y) of the receipt of any written notice or other written communication, in each case received from any other party to the Forward Purchase Agreements with respect to any (1) breach of Buyer’s obligations under any Forward Purchase Agreement or default, termination or repudiation by any party to any of the Forward Purchase Agreements or the actual or potential failure of any conditions of the Forward Purchase Agreements being met or (2) dispute between or among any parties to any of the Forward Purchase Agreements, in each case, with respect to the obligation to fund the FP Financing or the amount of the FP Financing to be funded at Closing.

7.9 Equity Financing.

(a) Buyer shall take all actions within its control that are necessary, proper or advisable to ensure that the Equity Financing is funded at or prior to the Closing on the terms and conditions described in the Equity Commitment Letters, including, to the extent within its control, (i) maintaining in effect the Equity Commitment Letters, (ii) satisfying on a timely basis all conditions in the Equity Commitment Letters, (iii) to the extent necessary to consummate the transactions contemplated by this Agreement, consummating the Equity Financing contemplated by the Equity Commitment Letters at or prior to the Closing (if and to the extent required by Section 11.15) and (iv) enforcing its rights under the Equity Commitment Letters, including seeking specific performance of the parties thereunder. Buyer shall not amend, supplement or otherwise modify or waive its rights under the Equity Commitment Letters without the prior written consent of Seller if such amendment, supplement, modification or waiver would (1) impose new or additional conditions precedent or expand upon the conditions precedent to the Equity Financing as set forth in the existing Equity Commitment Letters or (2) reduce the aggregate amount of available Equity Financing to less than the amount required to consummate the transactions contemplated by this Agreement (together with the other sources of Financing contemplated hereby). Buyer shall not terminate, or assign its rights under, the Equity Commitment Letters without the prior written consent of Seller.

(b) Buyer shall give the Company prompt notice (x) of any actual or anticipated breach or default (or any circumstance or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach or default) by any party to any Equity Commitment Letter or any condition which would reasonably be expected not to be satisfied and (y) of the receipt of any written notice or other written communication, in each case received from any Equity Financing Source with respect to any (1) breach of Buyer’s obligations under any Equity Commitment Letter or default, termination or repudiation by any party to any of the Equity Commitment Letters or the actual or potential failure of any conditions of the Equity Commitment Letters being met or (2) dispute between or among any parties to any of the Equity Commitment Letters, in each case, with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at Closing.

7.10 Trust Account. Upon the satisfaction (or waiver by Buyer) of the conditions set forth in Article IX, and in accordance with and pursuant to the Trust Agreement, (i) at the Closing, (A) Buyer shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) Buyer shall make arrangements to cause the Trustee to (1) pay as and when due all amounts payable to shareholders of Buyer holding Buyer Shares sold in Buyer’s initial public offering who shall have previously validly elected to redeem their Buyer Shares pursuant to the Buyer Class A Redemption and (2) promptly thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement. Buyer shall not amend, supplement or otherwise modify or waive its rights under the Trust Agreement without the prior written consent of Seller.

7.11 Voting Agreement. Buyer shall not terminate, amend, supplement or otherwise modify or waive its rights under the Voting Agreement without the prior written consent of Seller.

Article VIII
JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of Buyer with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, but subject to the limitations set forth in Section 7.1(c), Buyer and Seller shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Seller or any of its Subsidiaries be obligated to (and without the prior written consent of Buyer, none of Seller or any of its Subsidiaries shall) bear any expense or pay any fee (other than de minimis expenses or fees) or grant any concessions in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.

8.2 Tax Matters.

(a) Each of Buyer and Seller shall bear 50% of any Transfer Taxes and any reasonable expenses incurred in filing necessary Tax Returns and other documentation with respect to such Transfer Taxes. The party that has the primary obligation to do so under applicable Law shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and shall pay such Transfer Taxes. The non-preparing party shall reimburse the preparing party for its 50% share of any such Transfer Taxes promptly after request therefor (to the extent not taken into account in Closing Date Debt (as finally determined pursuant to Section 2.5)). If required by applicable Law, each party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The parties agree that the Transaction Tax Deductions will be determined by assuming that the election to deduct 70% of success-based fees pursuant to Internal Revenue Service Revenue Procedure 2011-29, 2011-18 Internal Revenue Bulletin 746, will be made.

(c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Company and its Subsidiaries for any Pre-Closing Tax Period due after the Closing Date. All such Tax Returns that could reasonably give rise to a refund required to be paid to Seller pursuant to Section 8.2(d) shall be prepared in accordance with the past practice of the Company and its Subsidiaries, unless otherwise required by applicable Law and Buyer shall provide drafts of such Tax Returns to Seller for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any applicable extensions), or as promptly as possible after Closing if the applicable due date is within thirty (30) days after the Closing Date. Buyer shall consider in good faith any changes to such Tax Returns as are reasonably requested by Seller.

(d) Any refunds (or credits obtained in lieu of refunds) of estimated Income Taxes of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period (collectively, “Seller Refunds”) will, to the extent provided herein, be for the benefit of Seller except to the extent such Seller Refunds were included as an asset in Closing Date Debt (as finally determined pursuant to Section 2.5), and Buyer shall pay over to Seller any such Seller Refunds within ten (10) Business Days after the later of (i) the receipt thereof or (ii) the Determination Date, net of any out-of-pocket costs and expenses incurred by Buyer or its Affiliates (including the Company and its Subsidiaries) in connection with obtaining such Seller Refunds (including any Taxes imposed thereon). Buyer shall reasonably cooperate, and cause the Company and its Subsidiaries to cooperate, in obtaining any Tax refund (or credit in lieu thereof) that Seller reasonably believes should be available, including through filing appropriate forms and amended returns with the applicable taxing authority. For the avoidance of doubt, this Section 8.2(d) shall not apply to the 2016 Tax Refund, which shall be for the benefit of Buyer.

(e) For purposes of determining the portion of any Taxes for a Straddle Period that are properly includible in Specified Current Taxes and for purposes of determining any Seller Refunds, the taxable year of the Company and its Subsidiaries shall be deemed to end with the Closing Date. For purposes of computing Specified Current Taxes and the amount payable pursuant to Section 8.2(d), the taxable year of any Subsidiary or former Subsidiary of the Company (or any of its Subsidiaries) that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under sections 951 and 951A of the Code.

(f) Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes all payments under this Section 8.2 as adjustments to the Closing Cash Consideration.

8.3 Notification. Between the date of this Agreement and the Closing Date, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, (i) of any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) of any Actions relating to or otherwise affecting such party or any of its Affiliates which relate to the transactions contemplated by this Agreement and (iii) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article IX.

Article IX
CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations to Consummate Transactions. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties.

(a) All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities or as specified in Schedule 9.1 shall have been procured or made, as applicable.

(b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

(c) The Buyer Shareholders Approval shall have been obtained.

9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Buyer.

(a) Representations and Warranties.

(i) Each of the representations and warranties of Seller and the Company contained in this Agreement (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 3.1 (Corporate Organization of Seller), Section 3.2 (Due Authorization), Section 3.3(a) (No Conflict), Section 3.5 (Ownership of Shares), Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4(a) (No Conflict), Section 4.6 (Capitalization), Section 4.16 (Brokers’ Fees) and Section 4.20(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracy or omission that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date that they expressly speak.

(iii) Each of the representations and warranties of Seller and the Company contained in Section 3.1 (Corporate Organization of Seller), Section 3.2 (Due Authorization), Section 3.3(a) (No Conflict), Section 3.5 (Ownership of Shares), Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4(a) (No Conflict), Section 4.6 (Capitalization) and Section 4.16 (Brokers’ Fees) (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein) shall be true and correct in all material respects as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Each of the covenants of Seller to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect, development, condition, circumstance, state of facts or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Seller shall have delivered to Buyer a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled.

9.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Seller.

(a) Each of the representations and warranties of Buyer contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Each of the covenants of Buyer to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

Article X
TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of Seller and Buyer;

(b) prior to the Closing, by written notice to Seller from Buyer if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Buyer provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Buyer of such breach, but only as long as Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, (ii) the Closing has not occurred on or before July 12, 2019 (the “Termination Date”), or (iii) the consummation of the transactions contemplated by this Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under subsection (ii) shall not be available if Buyer’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c) prior to the Closing, by written notice to Buyer from Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Buyer provides written notice of such violation or breach and the Termination Date) after receipt by Buyer of notice from Seller of such breach, but only as long as Buyer continues to exercise such reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) Buyer withdraws its Board Recommendation, (iv) the approval of Buyer’s shareholders in respect of the Transaction Proposals is not obtained at the Buyer’s Shareholders Meeting following Buyers initial call of such Buyer’s Shareholders Meeting (unless the Buyer’s Shareholders Meeting is adjourned due to circumstances specified in clause (a) in the fifth sentence of Section 7.6, in which case Seller shall have the ability to terminate this Agreement if the approval of Buyer’s shareholders in respect of the Transaction Proposals is not obtained at the Buyer Shareholder Meeting within ten (10) calendar days following the dissemination of any supplement or amendment to the Proxy Statement) or (v) the consummation of the transactions contemplated by this Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under subsections (ii) or (iv) shall not be available if Seller’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(d) by Seller by giving written notice to Buyer at any time prior to the Closing if (i) Buyer fails to consummate the Closing on the date on which the Closing is required to take place pursuant to Section 2.2, (ii) all of the conditions set forth in Section 9.1 and Section 9.2 (other than conditions which are to be satisfied by actions taken at the Closing, but which conditions would be satisfied if the Closing were to occur on the date of such notice) have been satisfied, (iii) Seller has indicated in writing to Buyer that all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Seller, (iv) Seller is prepared to consummate the Closing, and (v) Buyer fails to consummate the Closing within ten (10) Business Days of receipt of such notice; or

(e) by Buyer or Seller by giving written notice to the other Party if the Buyer Shareholder Approval is not obtained upon a vote duly taken thereon at the Buyer’s Shareholder Meeting.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of Seller to Buyer for any material breach of this Agreement by Seller occurring prior to such termination. The provisions of Sections 10.2, 11.5, 11.6, 11.7, 11.12, 11.14 and 11.16 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.1 Survival. The covenants and agreements of Seller, the Company and Buyer contained in this Agreement that are required to be performed (a) at or prior to Closing shall terminate at, and not survive, the Closing and (b) after the Closing shall continue in full force and effect in accordance with their respective terms. The representations and warranties of Seller, the Company and Buyer contained in this Agreement shall terminate at, and not survive, the Closing. Prior to Closing, except for remedies described in Article X and Section 11.15 and except in the case of fraud, the sole and exclusive remedy of any Party arising out of or in connection with any breach of inaccuracy of any representation or warranty in this Agreement or any certificate or instrument delivered pursuant hereto shall be (provided that the conditions set forth in Section 9.2(a) or Section 9.3(a), as applicable, shall not have been satisfied or waived) not to consummate the transactions contemplated by this Agreement. Following the Closing, except in the case of fraud, there shall be no remedy for (i) any breach or inaccuracy of any representation or warranty in this Agreement or any certificate or instrument delivered pursuant hereto or (ii) any breach of any covenant or other agreement in this Agreement, other than covenants and agreements that by their terms are required to be performed after Closing. Notwithstanding anything to the contrary herein, nothing herein shall limit the recourse of Buyer, Seller and the Company in respect of claims for fraud.

11.2 Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive (in a writing signed by such Party) compliance with any of the terms or conditions of this Agreement applicable to another Party or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.11. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or when delivered by fax or email (in each case in this clause or (iv), solely if receipt is confirmed), addressed as follows:

(b) If to Seller and Company, to:

Rack Holdings Inc.

c/o Rhône Partners IV L.P.
630 5th Avenue, 27th Floor
New York, NY 10016
Attn: Eytan Tigay
Fax No.: (212) 218-6789
Email: Tigay@RhoneGroup.com

and to

Rack Holdings Inc.

c/o Rhône Partners IV L.P
630 5th Avenue, 27th Floor
New York, NY 10016
Attn: M. Allison Steiner
Fax No.: (212) 218-6789
Email: Steiner@RhoneGroup.com

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Richard A. Pollack

Fax No.: (212) 291-9116
Email: pollackr@sullcrom.com

(c) If to Buyer, prior to the Closing, to:

One Madison Corporation

3 East 28th Street, 8th Floor

New York, NY 10016

Attn: David Murgio

Email:dmurgio@onemadisongroup.com

With copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Lee Hochbaum

Email: lee.hochbaum@davispolk.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided that Buyer may, without the prior written consent of any other party, assign this Agreement or any of its rights, interests or obligations under this Agreement to one or more of its Affiliates or, after the Closing, may assign all or any portion of its rights, interests or obligations hereunder to any Person (including to any financing source as collateral to any acquirer of the Company or its business), in each case without the consent of any other Parties (but such assignment shall not relieve Buyer of any of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (b) each Debt Financing Source shall be an express third party beneficiary with respect to the DFS Provisions and (c) the Persons specified in Section 11.16 shall be express third party beneficiaries of such Section.

11.6 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 2.5; provided, further, that Buyer shall be responsible for reasonable and documented out-of-pocket fees, costs and expenses of Seller, the Company and their Subsidiaries (x) specified in Section 6.9(c), (y) incurred by the legal and accounting advisers of the Seller and the Company related to the preparation of the Proxy Statement and the preparation of the financial statements specified in Section 6.7(e) and (z) otherwise incurred in connection with Section 6.7; provided that (1) with respect to clause (z), such actions have been requested to be taken in advance by Buyer and (2) with respect to clauses (x), (y) and (z), (I) Buyer approved in writing the applicable fees, cost or expenses in advance of such fees, costs and expenses being incurred (such approval not to be unreasonably withheld), (II) such fees, costs and expenses are incurred on the same cost basis as any similar fees, costs and expenses borne by Seller (including reflecting any applicable discounts or negotiated rates charged by the applicable service provider to Seller and its Affiliates) and (III) Buyer is provided with reasonably detailed itemized invoices (including time entry details for service providers billing by increments of time). Within ten (10) Business Days following the date of this Agreement, Buyer shall deposit $1,000,000 into the bank account of an independent third party under an escrow or similar arrangement (the “Escrow Account”) on terms reasonably satisfactory to Seller and Buyer that will be available to make payments by Buyer pursuant to, and subject to the terms of, this Section 11.6. Buyer shall contribute funds from time to time to the Escrow Account to ensure that such account holds at least $250,000 until all fees, costs and expenses are fully paid and settled pursuant to this Section 11.6. Any interest earned on amounts subject to the Escrow Account will be for the benefit of Buyer, and any amounts remaining under this Escrow Account after all fees, costs and expenses are fully paid and settled pursuant to this Section 11.16 will be returned to Buyer. Upon the occurrence of the Closing, the Escrow Account shall terminate and any amounts remaining under the Escrow Account will be returned to Buyer, it being understood that the termination of the Escrow Account shall not release Buyer from its obligations under this Section 11.6.

11.7 Governing Law.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Notwithstanding anything to the contrary contained herein, any proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to the Debt Commitment Letter and/or Debt Financing (including any action, suit, claim, investigation, counterclaim or proceeding against or involving any Debt Financing Source, including their respective successors and permitted assigns) shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to choice of law or conflicts of law rules or principles of the State of New York or any other jurisdiction that would cause the laws of any jurisdiction other than the State of New York to apply.

11.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in any section or subsection of the Schedules shall be deemed to be a disclosure with respect to any other section or subsection to which the relevance of such disclosure is reasonably apparent based on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.10 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), that certain Confidentiality Agreement, dated as of July 11, 2018 by and between Buyer and Seller (the “Confidentiality Agreement”) and the other Transaction Documents, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Confidentiality Agreement and the other Transaction Documents.

11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. Notwithstanding anything to the contrary in the foregoing, Section 10.2, Section 11.2, Section 11.4, Section 11.5, Section 11.7, this Section 11.11, Section 11.14 and Section 11.16 (together, the “DFS Provisions”) or defined terms used therein may not be amended, modified, waived, terminated or otherwise modified in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter (including pursuant to any joinder or amendment thereto or thereof) and no other amendment, waiver, termination or other modification to any other provision of this Agreement that would have the substantive effect of amending, waiving or modifying any of the DFS Provisions in a manner adverse to the Debt Financing Sources shall be effective without the consent of the Debt Financing Sources that are party to the Debt Commitment Letter (including pursuant to any joinder or amendment thereto or thereof).

11.12 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Buyer and Seller which approval shall not be unreasonably withheld by any party, except for any press releases or other public communications required by applicable Law or any rules of, or listing agreement with, any national securities exchange (in which case, the Party proposing to issue such press release or other public communication shall to the extent reasonably permissible under such applicable Law, rules or listing agreement and reasonably practicable under the circumstances consult in good faith with the other Party prior to the issuance thereof).

11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.14 Jurisdiction; WAIVER OF TRIAL BY JURY.

(a) Subject to Section 11.7, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14. Notwithstanding the foregoing, each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including any dispute arising out of the Debt Financing, the Debt Commitment Letter or the performance thereof or otherwise, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom). EACH OF THE PARTIES HERETO (AND IN THE CASE OF THE BUYER, ON BEHALF OF ITSELF AND THE BUYER AND ITS AFFILIATES) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT COMMITMENT LETTER AND/OR THE DEBT FINANCING OR RELATING TO ANY DEBT FINANCING SOURCE).

(b) Notwithstanding anything to the contrary in this Section 11.14, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.

11.15 Enforcement. (a) Subject to the terms of this Section 11.15, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; provided that it is acknowledged and agreed by each Party that Seller and the Company shall be entitled to specific performance of Buyer’s obligations to cause the Equity Financing and the FP Financing to be funded and to consummate the Closing only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Closing but which conditions are then capable of being satisfied), (ii) the other sources of Financing contemplated hereby have been funded or will be funded at the Closing if the Equity Financing and the FP Financing are funded at the Closing, (iii) Buyer is required to consummate the Closing in accordance with Section 2.2, and (iv) Seller and the Company have irrevocably confirmed in writing that (A) all conditions to the Closing set forth in Sections 9.1 and 9.3 have been satisfied or are waived by Seller and (B) if specific performance is granted and the Equity Financing, the FP Financing and the other sources of Financing contemplated hereby are funded, then the Closing will occur. For the avoidance of doubt, the requirements set forth in the foregoing proviso shall only apply and be a condition to Seller and the Company’s right to specific performance of Buyer’s obligations to cause the Equity Financing and the FP Financing to be funded and to consummate the Closing and shall not apply or be a condition to Seller and the Company’s right to specific performance of Buyer’s other obligations hereunder.

(b) The Parties acknowledge and agree that, subject to the terms of this Section 11.15, (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. The Parties hereby further acknowledge and agree that prior to Closing, the Seller and the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 7.7 (Debt Financing), Section 7.8 (Forward Purchase Agreements), Section 7.9 (Equity Financing) and Section 7.10 (Trust Account), including by compelling Buyer to enforce (or cause the Debt Financing Subsidiary to enforce) its rights under the Debt Commitment Letter, the Forward Purchase Agreements, the Equity Commitment Letters and the Trust Agreement through the commencement of litigation and other legal actions against the counterparties of the Debt Commitment Letter, the counterparties of the Forward Purchase Agreements, the Equity Financing Sources and the Trustee, as applicable. Each Party agrees that it will not oppose the granting in accordance with the terms hereof of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any party seeking an injunction in accordance with the terms hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 shall not be required to provide any bond or other security in connection with any such injunction. In no event shall Seller or the Company be entitled to, or permitted to seek, specific performance in respect of any Equity Financing or FP Financing source, and nor shall there be any right of Seller or the Company to cause Buyer or the Debt Financing Subsidiary to, or any obligation of Buyer or the Debt Financing Subsidiary to, enforce specifically any of its or their respective rights under any Equity Commitment Letters or the Forward Purchase Agreements unless the conditions specified in clauses (i) – (iv) in Section 11.15(a) are satisfied.

11.16 Non-Recourse.

(a) Without limiting the rights of the Parties hereunder, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Parties hereunder, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Equity Financing Sources and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any direct liability (whether in contract, tort, at law or in equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby and thereby, it being understood that this Section 11.16 shall not limit any liability or obligations of (A) the Debt Financing Sources to Buyer (or to the Debt Financing Subsidiary) pursuant to the Debt Commitment Letter, (B) the Forward Purchasers to Buyer pursuant to the Forward Purchase Agreements or (C) the Equity Financing Sources to Buyer pursuant to the Equity Commitment Letters, nor prevent the Company from seeking specific performance by Buyer of its obligations hereunder, including under Sections 7.7, 7.8 and 7.9.

(b) Notwithstanding anything to the contrary contained in this Section 11.16, each of Seller and the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and/or the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise and (ii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of Seller, the Company or any of their respective Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to Seller in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 11.16(b) shall in any way limit or modify the rights of Buyer or the Debt Financing Subsidiary under this Agreement or the Debt Commitment Letter or the obligations of any Debt Financing Source under the Debt Commitment Letter owing to Buyer or the Debt Financing Subsidiary.

11.17 Acknowledgement and Waiver.

(a) It is acknowledged by each of the parties hereto that Seller and the Company have retained Sullivan & Cromwell LLP (“S&C”) to act as their counsel in connection with the transactions contemplated hereby and that S&C has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Buyer and the Company agree that any attorney-client privilege attaching as a result of S&C’s representation of the Company and Seller related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all privileged communications among S&C and the Company, Seller and/or their respective Affiliates preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all privileged communications (and privileged materials relating thereto) between the Company and its Subsidiaries and S&C related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Seller, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 11.17 the Company and its Subsidiaries acknowledge and agree that all such rights shall reside with Seller. The Parties agree that the foregoing assignment, release and waiver shall not extend to any communications or related materials not related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement.

(b) Buyer and the Company agree that, notwithstanding any current or prior representation of the Company by S&C, after Closing, S&C shall be allowed to represent Seller or any of its respective Affiliates in any matters and disputes adverse to Buyer or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Buyer and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Buyer and the Company agree that, in the event that a dispute arises after Closing between Buyer or the Company and Seller or any of its respective Affiliates, S&C may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or the Company and even though S&C may have represented the Company in a matter substantially related to such dispute.

(c) Buyer acknowledges that any advice given to or communication with Seller or any of its respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by Seller and any of its Affiliates. Buyer and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than S&C.

(d) Notwithstanding the foregoing, none of Buyer, the Company or any of their Subsidiaries is waiving any privilege (including related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement) in connection with any Action, and the foregoing shall not limit or otherwise affect Buyer’s the Company’s or any of its Subsidiaries’ rights to assert any privilege with respect to any communications or related materials referred to in this Section 11.17, against any Person other than Seller and its Affiliates.

11.18 Trust Account Waiver. The Company acknowledges that Buyer is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated January 19, 2018 (the “Prospectus”) available as part of the Buyer Reports at www.sec.gov, substantially all of Buyer’s assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Buyer, certain of its public shareholders and the underwriters of Buyer’s initial public offering. The Company acknowledges that it has been advised by Buyer that, except with respect to interest earned on the funds held in the Trust Account that may be released to Buyer to pay its Income Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Buyer completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (ii) if Buyer fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Buyer in limited amounts to permit Buyer to pay the costs and expenses of its liquidation and dissolution, and then to Buyer’s public shareholders. For and in consideration of Buyer entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Buyer; provided, however, that nothing in this Section 11.18 shall amend, limit, alter, change, supersede or otherwise modify the right of Seller and the Company to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief (including, subject to Section 11.15, the right of the Company to compel specific performance by Buyer of its obligations under this Agreement) or (b) bring or seek a claim for damages against Buyer, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of Buyer Shares in accordance with Buyer Articles of Association and the Trust Agreement).

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

One Madison Corporation

By:	/s/ Omar M. Asali
Name:	Omar M. Asali
Title:	Chairman and Chief Executive Officer

RACK HOLDINGS L.P.

By:	/s/ Eytan Tigay
Name:	Eytan Tigay
Title:	Authorized Signatory

RACK HOLDINGS INC.

By:	/s/ Eytan Tigay
Name:	Eytan Tigay
Title:	Authorized Signatory

[Signature Page to Stock Purchase Agreement]

Annex A

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT CERTIFICATION

PURSUANT TO SECTION 1445 OF THE INTERNAL REVENUE CODE

Transferor’s Certification of Non-Foreign Status

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee, that withholding of tax is not required upon the disposition of a U.S. real property interest by Rack Holdings L.P., a Delaware limited partnership (the "Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. The Transferor is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii);

3. The Transferor's U.S. employer identification number is: 47-1899666; and

4. The Transferor's office address is:

12 E. 49th Street, 20th Floor

New York, NY

10017

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Signature Page Follows

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the general partner of the Transferor, has executed this certification as of [ ], 2019.

Rack GP LLC, a Delaware limited liability company and the general partner of Rack Holdings L.P.

By:
Name: